As filed with the Securities and Exchange Commission on August 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LendingClub Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0605731
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

(415) 632-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Renaud Laplanche, Chief Executive Officer

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

(415) 632-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Altieri, General Counsel and Compliance Officer

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

(415) 632-5600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Member Payment Dependent Notes	(1)	(1)

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is excluding this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

Prospectus

Member Payment Dependent Notes

We may from time to time offer and sell Member Payment Dependent Notes issued by Lending Club. We refer to our Member Payment Dependent Notes as the “Notes.”

We will issue the Notes in series. Each series will correspond to a single consumer loan facilitated through our platform to one of our borrower members. In this prospectus, we refer to these consumer loans as “member loans,” “consumer loans” or “Standard Program Loans” and we refer to the member loan funded with the proceeds we receive from a particular series of Notes as the “corresponding member loan” for the series.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•	Our obligation to make payments on a Note will be limited to an amount equal to the investor’s pro rata share of amounts we receive with respect to the corresponding member loan for that Note, net of our 1.00% service charge. We do not guarantee payment of the Notes or the corresponding member loans, and the Notes are not obligations of our borrower members.

•	The Notes will have a stated, fixed interest rate, which will be the rate for the corresponding member loan. The range of interest rates is from 6.03%-26.06% and is based upon a formula described in this prospectus.

•	All Notes will bear interest from the date of issuance, be fully amortizing and be payable monthly.

•	The Notes will have the initial maturities and final maturities as set forth in the table below:

	Initial Maturity	Final Maturity
Three-Year Term	Three years from the date of issuance	Five years from the date of issuance
Five-Year Term	Five years from the date of issuance	Five years from the date of issuance

The extension of the maturity date for a three-year Note only is described in this prospectus.

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 and integral multiples of $25. The minimum Note amount is $25 and the maximum Note amount is $35,000. Notes from $1,000 to $9,975 are only issued with three (3) year terms, unless the loan request comes from a partner that allows borrower members to select the amount and term, which selections will be honored.

•	We will offer all Notes at 100% of their principal amount. All Notes will be offered only through our website to our members, and there will be no underwriters or underwriting discounts.

•	All Notes will be issued in electronic form only and will not be listed on any securities exchange. Notes will generally not be transferable except through the Note Trading Platform by FOLIOfn, an unaffiliated registered broker-dealer, which we also refer to as the “trading platform.” There can be no assurance, however; that an active market for any Notes will develop on the trading platform or that the trading platform will be available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity.

We will provide a prospectus supplement each time we issue Notes, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with any documents that we incorporate herein or therein by reference, carefully before you invest.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2014

ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Member Payment Dependent Notes, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Lending Club,” “LC,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to LendingClub Corporation, a Delaware corporation.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We offer Notes continuously, and sales of Notes through our platform occur on a daily basis. Before we post a loan request on our website and thereby offer the series of Notes corresponding to that member loan, as described in “About the Loan Platform,” we prepare a supplement to this prospectus, which we refer to as a “posting report.” In that posting report, we provide information about the series of Notes offered for sale on our website that correspond to the posted member loan, if it is funded and closed, as well as information about any other series of Notes then being offered for sale on our website. We file these posting reports pursuant to Rule 424(b) under the Securities Act within two business days of the initial posting of each loan request. We also make at least weekly filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we refer to as “sales reports,” in which we report sales of Notes we have issued since the filing of our most recent sales report. The sales reports include information about the principal amount, loan grade of the corresponding member loan, maturity and interest rate of each series of Notes sold. The sales reports are also posted to our website.

We may prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, we will file post-effective amendments to the registration statement. We will disclose these changes in prospectus supplements posted on our website at the time the post-effective amendment becomes effective.

The Notes are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Notes. We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits to the registration statement filed as part of the registration statement or the documents incorporated therein by reference. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference in the registration statement.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate” into this prospectus the following documents or information filed with the SEC and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and not otherwise specifically incorporated by reference):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014, as amended on Form 10-K/A filed on August 20, 2014 (File No. 000-54752);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed on May 15, 2014 (File No. 000-54752);

(3)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed on August 14, 2014 (File No. 000-54752);

(4)	Current Report on Form 8-K, filed on April 17, 2014 (Items 1.01, 2.01, 2.03, 3.02, 8.01 and 9.01) (File No. 000-54752);

(5)	Current Report on Form 8-K, filed on June 25, 2014 (Items 8.01 and 9.01) (File No. 000-54752);

(6)	The description of our Member Payment Dependent Notes contained in our registration statement on Form 8-A filed with the SEC on June 28, 2012 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(7)	Prospectus Supplements that are filed pursuant to Rule 424 (i) four (4) times a business day for loan listings (listing supplements) and that are filed on or after the date of this prospectus and before the termination of the offering of securities under this prospectus. These supplements can be found at https://www.lendingclub.com/info/sales-reports.action; and

(8)	Sales supplements that are filed pursuant to Rule 424 weekly, which either contain new or updated loan listings or loan issuances (sales supplements) and that are filed on or after the date of this prospectus and before the termination of the offering of securities under this prospectus. These supplements can be found at https://www.lendingclub.com/info/sales-reports.action.

This means that we disclose important information to you by referring to these periodic reports. The information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

You may request a copy of any or all of the reports or documents that have been incorporated by reference, which will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Member Support, 71 Stevenson St, Suite 300, San Francisco, CA 94105; telephone number (800) 964-7937; or emailed to contact@lendingclub.com. In addition, these reports or documents are also available on our website at www.lendingclub.com.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference. You should read the following summary together with the more detailed information appearing in this prospectus and the documents incorporated by reference, including our financial statements and related notes, and the risk factors beginning on page 14 before deciding whether to purchase our Member Payment Dependent Notes.

Overview

Lending Club is an online marketplace that facilitates loans to consumers and businesses and offers investors an opportunity to finance the loans. Our goal is to transform the banking and consumer finance industry to make it more cost efficient, transparent and consumer friendly. We replace traditional bank operations with an online marketplace that uses technology and a more efficient funding process to lower operational costs and deliver a better experience to both borrowers and investors. At June 30, 2014, our marketplace had facilitated approximately 379,060 Loans totaling approximately $5.0 billion since inception. At June 30, 2014, we had 628 employees and contractors.

About Lending Club

We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. Our principal executive offices are located at 71 Stevenson St, Suite 300, San Francisco, CA 94105, and our telephone number is (800) 964-7937. Our website address is www.lendingclub.com. Information contained on our website is not incorporated by reference into this prospectus.

About the Loan Platform

Through our online platform, we allow qualified borrowers members to obtain unsecured loans with interest rates that they find attractive. We also provide investors with the opportunity to invest in (directly or indirectly) loans with credit characteristics, interest rates and other terms the investor find attractive. As a part of operating our credit platform, we verify the identity of borrowers, obtain borrower’s credit profiles from consumer reporting agencies (which are also called credit bureaus) such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform. We also service the loans on an ongoing basis. See “About the Loan Platform.”

Investors under this prospectus have the opportunity to buy Member Payment Dependent Notes (Notes) issued by Lending Club and designate the corresponding loans to be facilitated through our platform. The Notes will be special, limited obligations of Lending Club only and not obligations of any borrower member. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans, or in any other assets of Lending Club or the underlying borrower member.

We will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Lending Club receives on the corresponding member loan funded by the proceeds of that series, net of our 1.00% service charge. Lending Club will also pay to investors any other amounts Lending Club receives on each Note, including late fees and prepayments, subject to the 1.00% service charge, except that Lending Club will not pay to investors any unsuccessful payment fees, check processing and other processing fees, collection fees we or a third-party collection agency charge and any payments due to Lending Club on account of the portion of the corresponding member loan, if any, that Lending Club has funded itself. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a general unsecured claim against Lending Club that may or may not be limited in recovery to borrower payments in respect of the corresponding member loan. See “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding…”

        Consumer loans issued by WebBank through our platform are unsecured obligations of individual borrower members, have a fixed interest rate and either a three-year or five-year maturity. Loans that have a FICO score of at least 660 and meet other strict credit criteria as discussed in this prospectus are classified as Standard Program Loans. Custom Program Loans, which are loans that do not satisfy the Standard Program credit policy, are not publicly available and not included in this prospectus. Except in the instances in which we perform (i) income verification, which we indicate in the borrower loan listing, or (ii) employment verification, loans are made without obtaining any documentation of the borrower member’s ability to afford the loan. Each loan is facilitated through our website and funded by WebBank at closing. WebBank is an FDIC-insured, Utah-chartered industrial bank that serves as the lender for all member loans. Following the closing of a member loan, WebBank assigns the member loan (and all rights related thereto including any security interest) to Lending Club, without recourse to WebBank, in exchange for the aggregate purchase price we have received from investors who have committed to purchase Notes dependent on payments to be received on such member loan plus any amounts of the member loan that we have determined to fund ourselves. WebBank has no obligation to purchasers of the Notes. See “About the Loan Platform — How Our Platform Operates — Purchases of Notes and Loan Closings.”

We offer unsecured personal loans and corresponding Notes with initial terms of three (3) or five (5) years.

THE OFFERING

Issuer	LendingClub Corporation.

Notes offered	Member Payment Dependent Notes, issued in series, with each series of Notes related to one corresponding member loan.

Offering price	100% of principal amount of each Note.

Initial maturity date	Three or five years following the date of issuance.

Final maturity date	For all Notes, the final maturity date is five years from the date of issuance.

Three-year Notes — extension of maturity date	Each three-year Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to Lending Club upon the initial maturity date, in which case the maturity of such three-year term Note will be automatically extended to the final maturity date of five-years from the date of issuance.

Five-year Notes — no extension of maturity date	The initial maturity date and final maturity date for five (5) year Notes are the same date, five years from the date of issuance. Unlike three-year term Notes, the term of the five-year Notes will not be extended.

Interest rate	Each series of Notes will have a stated, fixed interest rate, which is the interest rate for the corresponding member loan.

Size and Term Limitations	Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 and integral multiples of $25. The minimum Note amount is $25 and the maximum Note amount is $35,000. Notes from $1,000 to $9,975 are only issued with three (3) year terms, unless the loan request comes from a partner that allows borrower members to select the amount and term, which selections will be honored.

Payments on the Notes	We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees, penalties, except that we will not pay to investors any unsuccessful payment fees, check or other processing fees, collection fees we or our third-party collection agency charge or any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club itself. We will make any payments on the Notes within four business days after we receive the payments from borrower members on the corresponding member loan. The Notes are not guaranteed or insured by any third party or any governmental agency. See “Description of the Notes” for more information.

Corresponding member loans to consumer borrowers	Investors who purchase Notes of a particular series will designate Lending Club to apply the proceeds from the sale of that series of Notes to fund a corresponding member loan facilitated through our platform to an individual consumer who is one of our borrower members. Each member loan facilitated through our platform is for a specific term (three or five years) and is a fully amortizing, unsecured consumer loan made by WebBank to an individual Lending Club borrower member. WebBank subsequently assigns the member loan to Lending Club without recourse to WebBank in exchange for the aggregate purchase price Lending Club has received from investors who have committed to purchase Notes that are dependent on payments to be received on such corresponding member loan. Member loans have fixed interest rates that will range from 6.03% to 26.06% and are based upon a formula set forth in this prospectus.

Member loans are repayable in monthly installments, are unsecured and will be unsubordinated. Member loans may be repaid at any time by our borrower members without prepayment penalty. In the case of a partial prepayment of a member loan and after payment of any applicable fee, we use the remainder to automatically reduce the outstanding principal which effectively reduces the term of the loan as the monthly payment amount remains unchanged.

Except in the instances in which we perform income verification, which we indicate in the borrower loan listing (currently with an asterisk), or employment verification, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan. The decision to verify income or employment is made by our credit team and they do not verify information solely at the request of an investor. See “About the Loan Platform” for more information.

Ranking	The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Lending Club. The Notes will be unsecured special, limited obligations of Lending Club. Holders of any Notes do not have a security interest in the assets of Lending Club, the corresponding member loan, the proceeds of that loan or of any underlying assets of the borrower. The Notes will rank effectively junior to the rights of the holders of our existing or future secured indebtedness with respect to the assets securing such indebtedness.

In the event of a bankruptcy or similar proceeding of Lending Club, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Lending Club are uncertain. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Lending Club that may or may not be limited in recovery to the corresponding member loan payments. For a more detailed description of the possible implications if Lending Club were subject to a bankruptcy or similar proceeding, see “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding...”

Service charge	Prior to making any payments on a Note, we will deduct a service charge equal to 1.00% of that payment amount. See “About the Loan Platform — Post-Closing Loan Servicing and Collection” for more information. The service charge will reduce the effective yield on your Notes below their stated interest rate.

Use of proceeds	We will use the proceeds of each series of Notes to fund the corresponding member loan facilitated through our platform from WebBank. See “About the Loan Platform” for more information.

Electronic form and transferability	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn, an unaffiliated registered broker-dealer. There can be no assurance, however, that an active market for Notes will develop on the trading platform, that particular Notes will be resold or that the trading platform will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

U.S. federal income tax consequences	Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability	Except as set forth below, to purchase Notes, investors must satisfy minimum financial suitability standards and maximum investment limits. In states other than California and Kentucky, investors must either:

have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors:

must have an annual gross income of at least $85,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $85,000; or

must have a net worth (determined with the same exclusions) of at least $200,000.

If a California investor does not satisfy either of the above tests, the investor may still invest up to, but no more than, $2,500.

In Kentucky, investors must qualify as “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Investors should be aware, however, that in the future we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. Before purchasing Notes, each investor must represent and warrant that he or she meets the applicable minimum financial suitability standards and maximum investment limits and resides in an approved state. See “Financial Suitability Requirements.” We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

The following diagram illustrates the basic structure of the Lending Club platform for a single series of Notes. This graphic does not demonstrate many details of the Lending Club platform, including the effect of pre-payments, late payments, late fees or collection fees. For additional information about the structure of the Lending Club platform, see “About the Loan Platform.”

QUESTIONS AND ANSWERS

Q:	Who is Lending Club?

A:	Lending Club is an online financial platform.

Q:	What is the Lending Club platform?

A:	Our platform allows qualified borrower members to obtain unsecured loans with interest rates that they find attractive. Our platform also provides investors with the opportunity to invest in notes that are dependent on borrower member loans with credit characteristics, interest rates and other terms the investors find attractive. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit profiles from consumer reporting agencies, such as TransUnion, Experian or Equifax, and screen borrower members for eligibility to participate in the platform. We also service the member loans on an ongoing basis.

Q:	What are our Member Payment Dependent Notes?

A:

Investors may buy Member Payment Dependent Notes issued by Lending Club. In this prospectus, we refer to our Member Payment Dependent Notes as the “Notes.” The proceeds of each series of Notes will be designated by the investors who purchase the Notes of the series to fund a corresponding member loan facilitated through our platform to an individual consumer who is one of our borrower members. Each series of Notes will have a stated interest rate, which is the interest rate for the corresponding member loan. We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees and penalties, except that we will not pay to investors any unsuccessful payment fees, check processing or other processing fees, collection fees we or our third-party collection agency charge or any payments due to Lending Club on account of portions of the corresponding member loan, if any, that Lending Club has invested in itself. The service charge will reduce the effective yield on your Notes below their stated interest rate. The Notes are special, limited obligations of Lending Club only and not the borrower members. The Notes are unsecured and do not represent an ownership interest in the corresponding member loans, their proceeds, or the assets of Lending Club.

Q:	What is the Standard Program?

A:	WebBank operates a variety of credit policies through our platform, most of which create loans that are not publically available. The Standard Program is the credit policy described in this prospectus including:

•	minimum FICO score of 660 (as reported by a consumer reporting agency);

•	debt-to-income ratio (excluding mortgage) below 40%;

•	acceptable debt-to-income ratio (including mortgage and the requested Standard Program Loan amount); and

•	credit report (as reported by a consumer reporting agency) reflecting:

•	at least two revolving accounts currently open;

•	5 or fewer inquiries (or recently opened accounts) in the last 6 months; and

•	a minimum credit history of 36 months.

Loans that are issued by WebBank under the Standard Program and subsequently invested in by Notes or Certificates may be referred to in this prospectus as a Standard Program Loan.

Q:	Who are the investors in our Notes?

A:	Investors are individuals and organizations that have the opportunity to buy our Notes. Investors must register on our website. During investor registration, potential investors must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Lending Club website, and must enter into an investor agreement with Lending Club, which will govern all purchases of Notes the investor makes. All investors must satisfy one of the following financial suitability requirements:

In states other than California and Kentucky, investors must either:

•	have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•	have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors:

•	must have an annual gross income of at least $85,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $85,000; or

•	must have a net worth (determined with the same exclusions) of at least $200,000

If a California investor does not satisfy either of the above tests,

•	the investor may still invest up to, but no more than, $2,500.

In Kentucky, investors

•	must qualify as “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Q:	What are the member loans?

A:	The member loans are unsecured obligations of an individual borrower members with a fixed interest rate and an initial maturity of either three- or five-years; provided that loans from $1,000 to $9,975 are only issued with three (3) year terms, unless the loan request comes from a partner that allows borrower members to select the amount and term, which selections will be honored. Each member loan is facilitated through our website, funded by WebBank at closing, and immediately assigned to Lending Club upon closing in exchange for the aggregate purchase price we have received from investors who have committed to purchase the Notes dependent on payments to be received on such member loan. A member loan may be issued to a borrower member for amounts less than the requested amount if the borrower accepts the lesser amount after the end of the loan listing. Except in the instances in which we perform income verification, which we currently indicate in the borrower loan listing with an asterisk (*), or employment verification, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan.

Q:	Can the Company offer more Notes than are registered?

A:	No. Given the unique structure of our platform, the fact that we provide equal access to all standard loans to investors, that there are investment options with respect to the Loans that do not make use of the Notes, and that when a Loan is first applied for, we do not know if a loan will actually issue and who will invest in it before putting it on our platform, the maximum amount reflected in any prospectus supplement may exceed the amount reflected in the Registration Statement. However, we are not making any offers to sell Notes in excess of the available amount on the Registration Statement and therefore we will not sell more Notes than are available. Therefore, if there is demand for more Notes than are actually registered, we would reduce the amount of Notes actually sold to investors.

Q:	Do investors loan funds directly to borrower members?

A:	No. Investors do not make loans directly to our borrower members. Instead, investors purchase Notes issued by Lending Club, the proceeds of which are designated by the investors who purchased the Notes to fund a loan to an individual borrower member facilitated through the Lending Club platform with WebBank. Even though investors do not make loans directly to borrower members, they will nevertheless be wholly dependent on borrower members for repayment of any Notes investors may purchase from Lending Club. If a borrower member defaults on the borrower member’s obligation to repay a corresponding member loan, Lending Club will not have any obligation to make any payments on the related Notes.

Q:	What member loan amounts are available to borrowers on our platform?

A:	Borrowers may request member loans in amounts ranging from $1,000 to $35,000. Currently, we do not offer member loans in Idaho, Iowa, Maine, Nebraska and North Dakota.

Q:	Who are our borrower members?

A:	Lending Club borrower members are individuals who have registered on our platform. All Lending Club borrower members:

•	must be U.S. citizens or permanent residents;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must satisfy our credit criteria (as described below);

•	must have U.S. social security numbers; and

•	must have an account at a U.S. financial institution with a routing transit number.

Q:	Does Lending Club invest in member loans itself on the platform?

A:	From time to time, Lending Club itself invests in member loans or portions of member loans. Lending Club has invested in ten loans during the period from January 1, 2012 through May 31, 2014. We have no obligation to invest in member loans. To the extent we invest in member loans, we will do so without purchasing Notes ourselves. Any investment made by us is on the same terms and conditions as all other investor members. There is no notation in any loan listing signifying that we have participated in the investment of any loan request.

Q:	How does Lending Club verify a borrower member’s identity?

A:	During borrower registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new borrower member to supply information about the member’s bank account.

Q:	What are the minimum credit criteria for borrower members to obtain a Standard Program Loan?

A:	After we receive a loan request from a borrower member, we evaluate whether the prospective borrower member meets our credit criteria. Our borrower member credit criteria are designed to be consistent with WebBank’s loan underwriting requirements and require prospective borrower members to have:

•	a minimum FICO score of 660 (as reported by a consumer reporting agency);

•	a debt-to-income ratio (excluding mortgage) below 40%, as calculated by Lending Club based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and

•	minimum credit history of 36 months; 5 or fewer inquiries on their recent credit profile in the last 6 month, and at least 2 current revolving accounts. See “About the Platform — How the Lending Club Platform Operates — Standard Program: Credit Criteria and Underwriting” for a more detailed description of our scoring process and evaluation of minimum credit criteria.

Q:	Are the member loans secured by any collateral?

A:	No, the borrower member loans are all unsecured obligations of the borrower member and are not supported by any collateral.

Q:	What are Lending Club loan grades?

A:	For borrower members who qualify, we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s:

•	FICO score;

•	our proprietary scoring model which takes into account many of the attributes previously used by us and also allows borrowers to have delinquencies (unpaid or late accounts) and public records (tax liens, bankruptcy, etc.);

•	loan term; and

•	loan amount.

Q:	What is the Lending Club scoring model?

A:	The Lending Club scoring model is a credit scoring model that has been developed by us based upon historical applicant performance data. The model takes into account a number of factors that we have traditionally used in assigning a grade (number of accounts, inquires in the last six months, etc.) and it also takes into account other additional elements to arrive at a score of between 1 and 25, which then equates to a Base Risk Grade for the applicant.

Q:	Will the investor information available on the website change?

A:	No. We will continue to provide the same information fields on applicants as previously provided.

Q:	How do we set interest rates on unsecured member loans?

A:	Our interest rate committee sets the interest rates applicable to our loan grades. After a loan request’s loan grade has been determined, we assign an interest rate to the loan request. For all loans, base interest rates will range between 6.03% and 26.06%. We set the interest rates we assign to borrower loan grades in three steps. First, we determine Lending Club base rates. Second, we determine an assumed default rate that attempts to project loan default rates for each grade. Third, we use the assumed default rate to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.” See “About the Loan Platform — How the Lending Club Platform Operates — Loan Interest Rates.”

Q:	When are the final payment dates for member loans and the corresponding Notes?

A:	For three year term member loans and the corresponding Notes, the initial maturity date is three years from the date of issuance and, if payments remain outstanding, the final maturity date is an additional two years from the initial maturity date (or five years from the date of issuance).

For five year member loans and the corresponding Notes, the initial maturity date and final maturity date are the same date, which is five years from the date of issuance. The maturity date for five year term member loans and the corresponding Notes will not be extended.

Q:	Do you extend the maturity date of the three year term member loans and corresponding Notes?

A:	Yes. If a balance remains on a three year term member loan on the initial maturity date, we will extend the maturity date of the member loan and the corresponding Notes by two years so that any interest and principal payments we receive during this extension period will be distributed to you, subject to our 1.00% service charge.

Q:	Do you extend the maturity date of the five year term member loans and corresponding Notes?

A:	No. We do not extend the maturity date of any five year term member loan and corresponding Notes based upon a potential tax issue that could result from an extension to greater than five years. If the maturity date was extended beyond five years, a portion of the interest paid on the Notes would likely not be deductible by Lending Club.

Q:	What effects do the 1.00% service charge and our retaining certain fees have on the expected return of the Notes?

A:	The 1.00% service charge reduces both the interest and principal payments you receive on your Notes. The 1.00% service charge also reduces any late fees or amounts obtained from collections (net of any collection fees or other costs charged by us or our outside collection agency) that you may receive. Fees paid by borrower members directly in addition to their required monthly payment have no effect on the payments you receive on your Notes. For a description of our 1.00% service charge and other fees, see “About the Loan Platform — Post-Closing Loan Servicing and Collection.” For illustrations of the effect of our 1.00% service charge on hypothetical Note returns, see “About the Loan Platform — How Our Platform Operates — Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate” and “About the Loan Platform — How Our Platform Operates — Illustration of Service Charge if Prepayment Occurs.”

Q:	Will Lending Club make payments on a Note if the corresponding member loan for the Note defaults?

A:	No. If the member loan corresponding to your Note defaults and the borrower member does not pay Lending Club, Lending Club will not be obligated to make payments on your Note, and you will not receive any payments on your Note. We have no obligation to make any payments of principal or interest on a Note unless, and then only to the extent that, we receive payments in respect of the corresponding member loan, net of our 1.00% service charge. All payments are made on a pro rata basis, including any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club itself. Therefore, if a borrower member makes only a partial payment on a corresponding member loan and Lending Club has funded a portion of the member loan, all holders of Notes and Lending Club will be entitled to receive their pro rata portion of the payment.

Q:	Are the Notes secured by any collateral?

A:	No. The Notes are not secured by any collateral, including the corresponding member loans, and are not guaranteed or insured by any third party or backed by any governmental agency.

Q:	If Lending Club were to become subject to a bankruptcy or similar proceeding, who would service the member loans?

A:	We have executed a backup and successor servicing agreement with Portfolio Financial Servicing Company (“PFSC”). Pursuant to this agreement, PFSC stands ready to service the member loans. Following five business days’ prior written notice from us or from the indenture trustee for the Notes, PFSC will begin servicing the member loans. If the underlying loans are determined to be part of the Lending Club’s bankruptcy estate, PFSC may not be able to make payments on the Notes. If our agreement with PFSC were to be terminated, we would seek to replace PFSC with another backup servicer.

Q:	How do investors receive payments on the Notes?

A:	All payments on the Notes are processed through the Lending Club platform. If and when we make a payment on your Notes, the payment will be deposited in your Lending Club account. You may elect to have available balances in your Lending Club account transferred to your bank account at any time, subject to normal execution times for such transfers (generally 1-3 days).

Q:	What is the “in trust for” bank account, and how does FDIC insurance apply to it?

A:	We maintain a pooled bank account titled in our name “in trust for” investors, which we refer to as the ITF account. Investors’ unused fund balances are maintained in the ITF account, including funds committed for Note purchases that have not yet closed and payments on Notes that the investor has not withdrawn or invested in additional Notes. We disclaim any economic interest in the assets in the ITF account, and no Lending Club monies are ever commingled with the assets of investors in the ITF account. Funds in the ITF account are maintained at an FDIC member financial institution, currently Wells Fargo Bank, National Association (“Wells Fargo”). The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC (currently $250,000). Other funds an individual investor has on deposit with Wells Fargo for example, may count against any applicable FDIC insurance limits. The ITF account is non-interest bearing. See “About the Loan Platform — How Our Platform Operates — Loan Funding and Treatment of Investor Balances.”

Q:	Can investors collect on late payments themselves?

A:	No. Investors must depend on Lending Club or our third-party collection agents to pursue collection on delinquent member loans. If collection action must be taken in respect of a member loan, we or the collection agency may charge a collection fee up to 35% of any amounts that are obtained (excluding litigation). These fees will correspondingly reduce the amounts of any payments you receive on the Notes.

Q:	What happens if a borrower member repays a member loan early?

A:	We allow borrower members to make extra payments on, or prepay, their member loans in part or entirely at any time without penalty. In the event of a prepayment of the entire unpaid balance (which includes interest, fees (if any), and principal) of a member loan on which your Notes are dependent, you will receive your share of such prepayment, net of our service charge as full repayment of the Note. As a result of this prepayment, you may not receive the full return you had anticipated and will have to redeploy this capital earlier than anticipated. For examples of prepayments, please see “Illustration of Service Charge if Prepayment Occurs”. If a borrower member partially prepays a member loan, we will pay you your share of the prepayment amount we receive, net of our service charge, and we will then automatically reduce the outstanding principal by the pre-paid amount in excess of the current payment and penalties. The borrower’s monthly payment remains unchanged. With the reduced principal amount and the unchanged monthly payment, the loan will be paid in full earlier than the initial stated term of the loan, effectively reducing its term.

Q:	How does Lending Club make money from the platform?

A:	We earn revenue from the fees we charge our borrower members and investors. We charge borrower members origination fees that range from 1.11% to 5.00% that are paid upon the issuance of the loan. We charge investors a service charge of 1.00% of all amounts paid by Lending Club to investors with respect to each Note. We also earn interest on member loans to the extent that we fund those member loans ourselves.

Q:	How are the Notes being offered?

A:	We are offering the Notes directly to our members only through our website for a purchase price of 100% of the principal amount of the Notes. We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:	No. The Notes are issued only in electronic form. This means that each Note will be stored on our internal system. You can view your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:	How are the Notes treated for United States federal income tax purposes?

A:	Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “Material U.S. Federal Income Tax Considerations.”

Q:	Will the Notes be listed on an exchange?

A:	No. The Notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:	The Notes are generally not transferable except through the Note Trading Platform operated by FOLIOfn, an unaffiliated registered broker-dealer. There can be no assurance, however, that an active market for Notes will develop on the trading platform, that there will be a buyer for any particular Notes or that the trading platform will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. During 2013, it took an average of approximately four days to sell a Note on FOLIOfn with an offer price at or below par.

See “About the Loan Platform — Trading Platform.”

Q:	Are there any risks associated with an investment in Notes?

A:	Yes. The Notes are highly risky and speculative as you do not know the borrower members and are investing based on limited information that may be unverified or inaccurate. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. Please see “Risk Factors.” Please also see “Financial Suitability Requirements.”

Q:	What is an Automated Investing Account?

A:	An Automated Investing account is a service for accounts with at least $2,500 that automatically matches the investor investment criteria with available inventory. Investors are able to update their investment criteria and are able to turn on and off this service at any time. There is no fee for using Automated Investing. Standard servicing, asset under management and / or collection fees still apply.

Q:	Can I invest in small business loans, Custom Program Loans or education and patient financing loans through this prospectus by purchasing Notes?

A:	No. Small business loans and Custom Program Loans are only available through private transactions with accredited investors and are not available through this prospectus and the purchase of Notes.

Springstone Financial, LLC (Springstone), which we acquired in April 2014 offers education and patient financing options through two issuing banks that hold and service their respective issued loans. The loans facilitated by Springstone are not available through this prospectus and the purchase of Notes.

Q:	Are Standard Program loans specifically allocated across the three investment channels on the Lending Club Platform?

A:	No. When a Standard Program loan is listed on the platform all investors, regardless of the investment channel, have the opportunity to invest in such loan on a first-come-first served basis. No investment channel has any preferential access to Standard Program loans.

RISK FACTORS

Investing in our Notes involves a high degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. The risks and uncertainties described below may not be the only ones we face. Any of the following risks could have a material adverse effect on the value of the Notes you purchase. If any of the risks actually occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the value of the Notes you purchase could decline and you may lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

Risks Related to Our Business and Industry

As a rapidly growing company with a relatively limited operating history at our current scale, we face increased risks, uncertainties, expenses and difficulties.

We have a limited operating history at our current scale, and we have encountered and will continue to encounter risks, uncertainties, expenses and difficulties, including:

•	navigating complex and evolving regulatory and competitive environments;

•	increasing the number of borrowers and investors utilizing our platform;

•	increasing the volume of loans facilitated through our platform and transaction fees received for matching borrowers and investors through our platform;

•	entering into new markets and introducing new loan products;

•	continuing to revise our platform’s proprietary credit decisioning and scoring models;

•	continuing to develop, maintain and scale our platform;

•	effectively using limited personnel and technology resources;

•	effectively maintaining and scaling our financial and risk management controls and procedures;

•	maintaining the security of our platform and the confidentiality of the information provided and utilized across our platform; and

•	attracting, integrating and retaining an appropriate number of qualified employees.

If we are not able to timely and effectively address these requirements, our business and results of operations may be harmed.

We have incurred net losses in the past and may incur net losses in the future.

As of June 30, 2014, our accumulated deficit was $66.8 million. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract borrowers, investors and partners and further enhance and develop our loan products and platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We may incur additional net losses in the future and may not maintain profitability on a quarterly or annual basis. If our assumptions regarding our growth and operating plan are incorrect, we may need to slow our investment spending and/or find new funding. Any delay in securing, or failing to secure, any necessary funding could result in delays and operational slowdowns that could adversely affect the regularity of our processing payments, the cash flows on your investment and ultimately the value of your investment.

If we are unable to maintain or increase loan originations facilitated through our marketplace or if existing borrowers or investors do not continue to participate on our marketplace, our business and results of operations will be adversely affected.

We have experienced rapid revenue and origination growth through our platform in recent periods, with loan originations through our marketplace more than doubling each year from 2008 through 2013 and with originations totaling $2.1 billion for the year ended December 31, 2013 and $1.8 billion for the six months ended June 30, 2014. To continue to grow our business, we must continue to increase loan originations through our marketplace by attracting a large number of new borrowers who meet our platform’s lending standards and new and existing investors interested in investing in these loans. We have experienced a high number of inquiries from potential borrowers who do not meet the criteria for loan application approval. If there are not sufficient qualified loan requests, investors may be unable to deploy their capital in a timely or efficient manner and may seek other investment opportunities. If there are not sufficient investor commitments, borrowers may be unable to obtain investment capital for their loans and stop using our marketplace for their borrowing needs. Additionally, existing borrowers and investors must also continue to participate in our marketplace. Further, although we have a wide variety of types of investors, a relatively small number of investors account for a large dollar amount of investment in loans funded through our platform. The degree of overall transaction volume may be affected by several factors, including the interest rates offered to borrowers and investors relative to market rates, the efficiency and cost-effectiveness of our platform, the macroeconomic environment and other factors, or by a large number of investors ceasing at the same time to use our platform over a short period of time. If we are unable to attract qualified borrowers and sufficient investor commitments or borrowers and investors do not continue to participate in our marketplace at the current rates, we will be unable to increase our loan originations and our revenue may grow more slowly than expected or decline.

If we are unable to maintain a relationship with an issuing bank, our business will suffer.

We rely on issuing banks to originate all loans and to comply with various federal, state and other laws. For loans originated through our marketplace, our issuing bank is WebBank, a Utah-chartered industrial bank that handles a variety of consumer and commercial financing programs. In addition, Springstone Financial, LLC (Springstone) relies on NBT Bank and Comenity Bank as issuing banks for its education and patient finance loans.

Our agreements with WebBank are non-exclusive and do not prohibit WebBank from working with our competitors or from offering competing services. Our current agreements with WebBank have initial terms ending in November 2018, with the possibility of two, one-year renewal terms, subject to certain early termination provisions as set forth in the agreements. WebBank currently offers loan programs through another online marketplace. WebBank could decide that working with us is not in its interest, could make working with it cost prohibitive or could decide to enter into exclusive or more favorable relationships with our competitors. In addition, WebBank may not perform as expected under our agreements. We could in the future have disagreements or disputes with WebBank, which could negatively impact or threaten our relationship.

If WebBank were to suspend or cease its operations or our relationship with WebBank were to otherwise terminate, we would need to implement a substantially similar arrangement with another issuing bank, obtain additional state licenses or curtail our operations. Although we currently have a non-exclusive arrangement with Cross River Bank, another issuing bank, to operate as our back-up issuing bank in the event WebBank can no longer be an issuing bank, to date Cross River Bank has not originated any loans through our platform. If we need to enter into alternative arrangements with a different issuing bank to replace our existing arrangements, we may not be able to negotiate a comparable alternative arrangement. Transitioning loan originations to a new issuing bank is untested and may result in delays in the issuance of loans or, if our platform becomes inoperable, may result in our inability to facilitate loans through our platform. If we were unable to enter in an alternative arrangement with a different issuing bank, we would need to obtain a state license in each state in which we operate in order to enable us to originate loans, as well as comply with other state and federal laws, which would be costly and time-consuming. If we are unsuccessful in maintaining our relationships with WebBank or other issuing banks, our ability to provide loan products could be materially impaired and our operating results would suffer.

Our arrangements for backup servicing are limited. If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on the Notes, and we may be unable to collect and process repayments from borrowers.

We have made arrangements for only limited backup servicing. If our platform were to fail or we became insolvent, we would attempt to transfer our Loan servicing obligations to our third-party back-up servicer. There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding Loan. If this back-up servicer assumes the servicing of the Loan, the back-up servicer will impose additional servicing fees, reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the Loan or, if our platform becomes inoperable, may prevent us from servicing the Loan and making principal and interest payments on the Notes. If our back-up servicer is not able to service the Loan effectively, investors’ ability to receive principal and interest payments on their Notes may be substantially impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited and suspended or stopped. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding Loans or the proceeds of those corresponding Loans. The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note. Even funds held by us in accounts “in trust for” the holders of Notes may potentially be at risk.

If we were to become subject to a bankruptcy or similar proceeding due to a default under current or future indebtedness, an action for repurchase or rescission of securities or other event, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note.

A bankruptcy or similar proceeding of us may cause delays in borrower payments. Borrowers may delay payments to us on account of Loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of us, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those Loans.

A bankruptcy or similar proceeding of us may cause delays in payments on Notes. The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent us from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of us may not be paid. In bankruptcy or similar proceeding of us, interest accruing on the Notes during the preceding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of us there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding Loan. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding Loan or the proceeds of the corresponding Loan. Accordingly, the holder of a Note may be required to share the proceeds of the corresponding Loan with any other creditor of ours that has rights in those proceeds. If such sharing of proceeds is deemed appropriate, those proceeds that are either held by us in the clearing account at the time of the bankruptcy or similar proceeding of ours, or not yet received by us from borrowers at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held by us in the “in trust for,” or ITF, account at the time of the bankruptcy or similar proceeding. To the extent that proceeds of the corresponding Loan would be shared with other creditors of ours, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before, or ratably with, any distribution made to you on your Note.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding whether a holder of a Note has any right of payment from assets of ours other than the corresponding Loan. In a bankruptcy or similar proceeding of us, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding Loan and not from any other assets of us, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of us with other creditors of ours, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the Loan corresponding to the Note. Alternatively, it is possible that a Note could be deemed to have a right of payment from both the Loan corresponding to the Note and from some or all other assets of ours, for example, based upon the automatic acceleration of the principal obligations on the Note upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of ours with other creditors of us, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the Loan corresponding to the Note. To the extent that proceeds of such other assets would be shared with other creditors of ours, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before, or ratably with, any distribution made to you on your Note.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the clearing account. If a borrower has paid us on a Loan corresponding to a Note before a bankruptcy or similar proceeding of us is commenced, and those funds are held in the clearing account and have not been used by us to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that we will or will be able to use such funds to make payments on the Note. Other creditors of ours may be deemed to have, or actually have, rights to such funds that are equal to or greater than the rights of the holder of the Note.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the ITF Account. If a borrower has paid us on a Loan corresponding to a Note before a bankruptcy or similar proceeding of us is commenced, and those funds have been used by us to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held by us in an ITF Account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the holder of the Note. While the Trust

Agreement states that funds in the ITF Account are trust property and are not intended to be property of ours or subject to claims of our creditors generally, there can be no assurance that, if the matter were to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding the rights of a holder of a Note, if any, to the return of the purchase price of a Note if the corresponding Loan has not been funded. If the purchase price of a Note is paid to us and a bankruptcy or similar proceeding of us is commenced, the holder of the Note may not be able to obtain a return of the funds constituting the purchase price, even if the Loan corresponding to the Note has not been funded as of the date that the bankruptcy or similar proceeding is commenced and even if the funds are held by us in the ITF Account.

In a bankruptcy or similar proceeding of us, the holder of a Note may be delayed or prevented from enforcing our repurchase obligations in cases of confirmed identity fraud. In a bankruptcy or similar proceeding of us, any right of a holder of Note to require us to repurchase the Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of ours as described and subject to the limitations in this “Risks Related to Our Business and Industry — If we were to become subject to a bankruptcy or similar proceeding” section.

In a bankruptcy or similar proceeding of us, the implementation of back-up servicing arrangements may be delayed or prevented. In a bankruptcy or similar proceeding of us, our ability to transfer servicing obligations to our back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of Loan payments to the detriment of the Notes.

If we do not compete effectively in our target markets, our operating results could be harmed.

The personal and small business lending market is competitive and evolving. We compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as banks, credit unions, credit card issuers and other consumer finance companies. With respect to investors, we primarily compete with other investment vehicles and asset classes, such as equities, bonds and short-term fixed income securities. We also compete with other online credit marketplaces.

Many of our competitors, operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and brand loyalty and broader customer and partner relationships than we have. For example, more established Internet companies that possess large, existing customer bases, substantial financial resources and established distribution channels could enter the market. Additionally, a current or potential competitor may acquire one of our existing competitors or form a strategic alliance with one of our competitors. Our competitors may be better at developing new products, responding quickly to new technologies and undertaking more extensive marketing campaigns. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our platform could stagnate or substantially decline, we could experience reduced revenue or our marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm our business.

Negative publicity could adversely affect our business and operating results.

Negative publicity about our industry or our company, including the quality and reliability of our platform, effectiveness of the platform’s credit decisioning and scoring models, changes to our platform, our ability to effectively manage and resolve borrower and investor complaints, privacy and security practices, litigation, regulatory activity and the experience of borrowers and investors with our platform or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our platform, which could harm our business and operating results. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of borrower and investor information and compliance failures and claims.

Our success and future growth depend significantly on our successful marketing efforts, and if we are unable to attract borrowers and investors to our platform, our business and financial results may be harmed.

We intend to continue to dedicate significant resources to our marketing efforts, particularly as we continue to grow our marketplace, introduce new loan products and expand into new states. Our ability to attract qualified borrowers and sufficient investors depends in large part on the success of these marketing efforts and the success of the marketing channels we use to promote our platform. Our marketing channels include social media and the press, online partnerships, search engine optimization, search engine marketing, offline partnerships, mail-to-web and radio and television advertising. If any of our current marketing channels become less effective, if we are unable to continue to use any of these channels, if the cost of using these channels were to significantly increase or if we are not successful in generating new channels, we may not be able to attract new borrowers and investors in a cost-effective manner or convert potential borrowers and investors into active borrowers and investors in our marketplace. As a result, our revenue and results of operations would be adversely affected, which may impair our ability to grow our business.

If new loan products and platform enhancements do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and expend resources upfront to develop, acquire and market new loan products and platform enhancements to incorporate additional features, improve functionality or otherwise make our platform more desirable to borrowers and investors. New loan products or platform enhancements must achieve high levels of market acceptance in order for us to recoup our investment in developing and bringing them to market.

Any new loan products and changes to our platform could fail to attain sufficient market acceptance for many reasons, including:

•	our failure to predict market demand accurately and supply loan products that meet this demand in a timely fashion;

•	borrowers and investors using our platform may not like, find useful or agree with any changes;

•	defects, errors or failures in our platform;

•	negative publicity about our loan products or our platform’s performance or effectiveness;

•	delays in releasing to the market new loan products or platform enhancements; and

•	the introduction or anticipated introduction of competing products by our competitors.

If our new loan products or platform enhancements do not achieve adequate acceptance in the market, our competitive position, revenue and operating results could be harmed. The adverse effect on our financial results may be particularly acute because of the significant development, marketing, sales and other expenses we will have incurred in connection with the new loan products or enhancements.

If the credit decisioning and scoring models we use contain errors or are otherwise ineffective, our reputation and relationships with borrowers and investors could be harmed and our market share could decline.

Our ability to attract borrowers and investors to, and build trust in, our platform is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and likelihood of default. To conduct this evaluation, we utilize credit decisioning and scoring models that assign each loan offered on our marketplace a grade and a corresponding interest rate. Our platform’s credit decisioning and scoring models are based on algorithms that evaluate a number of factors, including behavioral data, transactional data and employment information, which may not effectively predict future loan losses. If we are unable to effectively segment borrowers into relative risk profiles, we may be unable to offer attractive interests rates for borrowers and returns for investors. We seek to continue to refine these algorithms based on new data and changing macro and economic conditions. If the credit decisioning and scoring models contain errors or otherwise are ineffective and the data provided to borrowers and investors is incorrect, our loan pricing and approval process could be negatively affected, resulting in mispriced or misclassified loans or incorrect approvals or denials of loans. If these errors were to occur, investors may try to rescind their affected investments or decide not to invest in loans or borrowers may reduce the use of our platform for loans.

Credit and other information that we receive from third parties about a borrower may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause us to inaccurately price loans facilitated through our platform.

We obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assign loan grades to loan requests based on the platform’s credit decisioning and scoring models that take into account reported credit score, other information reported by the consumer reporting agencies and the requested loan amount, in addition to a variety of other factors. A credit score or loan grade assigned to a borrower may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

•	become delinquent in the payment of an outstanding obligation;

•	defaulted on a pre-existing debt obligation;

•	taken on additional debt; or

•	sustained other adverse financial events.

If borrowers default on loans that are not priced correctly, investors may try to rescind their affected investments in these loans and our reputation may be harmed.

Our reputation may be harmed if information supplied by borrowers is inaccurate, misleading or incomplete.

Borrowers supply a variety of information that is included in the loan listings on our marketplace. Other than as described below, we do not verify this information, and it may be inaccurate or incomplete. For example, we often do not verify a borrower’s stated tenure, job title, home ownership status or intention for the use of loan proceeds. Moreover, investors do not, and will not, have access to financial statements of borrowers or to other detailed financial information about borrowers. If investors invest in loans through our platform based on information supplied by borrowers that is inaccurate, misleading or incomplete, those investors may not receive their expected returns and our reputation may be harmed.

Fraudulent activity associated with our platform could negatively impact our operating results, brand and reputation and cause the use of our loan products and services to decrease and our fraud losses to increase.

We are subject to the risk of fraudulent activity associated with our platform, issuing banks, borrowers, investors and third parties handling borrower and investor information. Our resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. Under our agreements with investors, we are obligated to repurchase loans in cases of confirmed identity theft. The level of our fraud charge-offs and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity or significant increases in fraudulent activity could lead to regulatory intervention, negatively impact our operating results, brand and reputation and lead us to take steps to reduce fraud risk, which could increase our costs.

We rely on data from third parties for the successful operation of our platform.

Our ability to review and select qualified borrowers and sufficient investors depends on credit, identification, employment and other relevant information that we receive from third parties, including credit bureaus. If this information becomes unavailable or becomes more expensive to access, it could increase our costs as we seek alternative sources of information. If this third-party data is incorrect, our ability to identify qualified borrowers and investors or approve and price loans may suffer and our business may be harmed.

Fluctuations in interest rates could negatively affect transaction volume.

All personal and small business loans facilitated through our marketplace are issued with fixed interest rates, and education and patient financing loans facilitated by Springstone are issued with fixed or variable rates, depending on the type of loan. If interest rates rise, investors who have already committed capital may not have sufficient capital available and may lose the opportunity to take advantage of the higher rates. Additionally, potential borrowers could seek to defer loans as they wait for interest rates to settle, and borrowers of variable rate loans through Springstone’s platform may be subject to increased interest rates. If interest rates decrease after a loan is made, borrowers through our platform may prepay their loans to take advantage of the lower rates. Investors through our platform would lose the opportunity to collect the above-market interest rate payable on the corresponding loan and may delay or reduce future loan investments. As a result, fluctuations in the interest rate environment may discourage investors and borrowers from participating in our marketplace, which may adversely affect our business.

If loan default rates are in excess of the expected default rates, we may be unable to collect our entire servicing fee.

Personal loans facilitated through our platform are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. We are therefore limited in our ability to collect on the loans if a borrower is unwilling or unable to repay. A borrower’s ability to repay us can be negatively impacted by increases in their payment obligations to other lenders under mortgage, credit card and other loans, including student loans and home equity lines of credit. These changes can result from increases in base lending rates or structured increases in payment obligations and could reduce the ability of our borrowers to meet their payment obligations to other lenders and to us. If a borrower defaults on a loan, we typically outsource subsequent servicing efforts to third-party collection agencies, which may be unsuccessful in their efforts to collect the amount of the loan. Because our servicing fees depend on the collectability of the loans, if we experience an unexpected significant increase in the number of borrowers who fail to repay their loans or an increase in the principal amount of the loans that are not repaid, we will be unable to collect our entire servicing fee for such loans and our revenue could be adversely affected.

If we experience an increase in defaults on loans facilitated through our platform, the return on investment for investors in those loans would be adversely affected and investors may not find investing through our platform desirable.

We make payments ratably on an investor’s investment only if we receive the borrower’s payments on the corresponding loan. Further, investors may have to pay us an additional servicing fee of up to 35% of any amount recovered by our third-party collection agencies assigned to collect on the loan. An investor may become dissatisfied with our platform if a loan underlying its investment is not repaid and it does not receive full payment. As a result, our reputation may suffer and we may lose investor confidence, which could adversely affect investor participation on our platform.

Investors may be unable to resell their investments at desired times or prices, if at all.

Note investors can only sell their notes through the resale trading platform operated by FOLIOfn Investments, Inc. (FOLIOfn), an unaffiliated registered broker-dealer. During 2013, it took an average of approximately four days to sell a note on FOLIOfn with an offer price at or below par. We cannot assure you that FOLIOfn will continue to have a market for the trading of notes or that another market may arise. Given the lack of liquidity for certificates and the limited liquidity for notes, investors and potential investors may consider these investments to be less appealing and demand for these investments may decrease, which may adversely affect our business.

Borrowers may prepay a loan at any time without penalty and investors may stop investing in loans, which could reduce our servicing or management fees.

A borrower may decide to prepay all or a portion of the remaining principal amount on a loan at any time without penalty. If the entire remaining unpaid principal amount of a loan is prepaid, we will not receive a servicing fee on the anticipated future loan payments and investors will not receive related payments. If a significant volume of prepayments occurs, investors may stop investing in loans and the amount of our servicing or management fees would decline, either of which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

The highly automated nature of our platform may make it an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. Our platform processes certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our platform could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers, investors and ecosystem partners and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our platform and result in a loss of borrowers or investors.

In the event of a platform outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available on our platform would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors. Much of our system hardware is hosted in a facility located in Las Vegas, Nevada that is owned and operated by SwitchNet. We also maintain a real-time backup system at a third-party owned and operated facility located in Santa Clara, California. Our operations depend on SwitchNet’s ability to protect its and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If our arrangement with SwitchNet is terminated or if there is a lapse of service or damage to SwitchNet facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our platform, any of which could adversely affect our business, financial condition and results of operations.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as strikes and terrorism.

A significant natural disaster, such as an earthquake, fire, power outage, flood or other catastrophic event, or interruptions by strikes, terrorism or other made-made problems, could have a material adverse effect on our business, operating results and financial condition. Our headquarters and our real-time disaster recovery data center are located in the San Francisco Bay Area, a region known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our data centers could result in lengthy interruptions in our services. In addition, acts of strikes, terrorism and other geo-political unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. We have implemented a disaster recovery program that allows us to move production to a back-up data center in the event of a catastrophe. Although this program is functional, we do not currently serve network traffic equally from each data center. If our primary data center shuts down, there will be a period of time that our loan products or services, or certain of our loan products or services, will remain inaccessible to our users or our users may experience severe issues accessing our loan products and services.

We do not currently maintain business interruption insurance to compensate us for potentially significant losses, including potential harm to our business that may result from interruptions in our ability to provide our loan products and services.

Our platform and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for borrowers and investors who use our platform, delay introductions of new features or enhancements, result in errors or compromise our ability to protect borrower or investor data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of borrowers or investors, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

Misconduct and errors by our employees and third-party service providers could harm our business and reputation.

We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees and other third-party service providers. Our business depends on our employees and third-party service providers to process a large number of increasingly complex transactions, including treasury transactions that involve significant dollar amounts and loan transactions that involve the use and disclosure of personal and business information. We could be materially adversely affected if treasury transactions were redirected, misappropriated or otherwise improperly executed, personal and business information was disclosed to unintended recipients or an operational breakdown or failure in the processing of other transactions occurred, whether as a result of human error, a purposeful sabotage or a fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and investors through our platform is governed by various federal and state laws. If any of our employees or third-party service providers take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. Any of these occurrences could result in our diminished ability to operate our business, potential liability to borrowers and investors, inability to attract future borrowers and investors, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

Our success depends on not infringing on the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our loan products or operating our platform or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time- consuming and divert the attention of our management and key personnel from our business operations.

Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both.

Our success and ability to compete also depend in part on protecting our own intellectual property. We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

We may not make any acquisitions, or any future acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

Expanding our operations internationally could subject us to new challenges and risks.

Although we currently only operate in the United States, we may seek to expand our business internationally. Managing any international expansion will require additional resources and controls. Any expansion internationally could subject our business to risks associated with international operations, including:

•	adjusting the proprietary risk algorithms that we use to account for the differences in information available on borrowers;

•	conformity of our platform with applicable business customs, including translation into foreign languages and associated expenses;

•	potential changes to our established business model;

•	the need to support and integrate with local third-party service providers;

•	competition with service providers that have greater experience in the local markets than we do or that have pre-existing relationships with potential borrowers and investors in those markets;

•	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws and customers, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•	compliance with multiple, potentially conflicting and changing governmental laws and regulations, including banking, securities, employment, tax, privacy and data protection laws and regulations, such as the EU Data Privacy Directive;

•	compliance with U.S. and foreign anti-bribery laws, including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

•	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•	restrictions on repatriation of earnings;

•	compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws and potentially adverse tax consequences due to changes in such tax laws; and

•	regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.

We have incurred substantial debt and may issue debt securities or otherwise incur substantial debt in the future, which may adversely affect our financial condition and negatively impact our operations.

We have in the past incurred, and may in the future incur, substantial debt. The incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

•	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

•	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

Neither the Notes nor the related indenture restrict our ability to incur additional indebtedness. Any additional debt we incur may increase our risk of bankruptcy, which could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

If we incur additional debt after the Notes are issued, it may adversely affect our creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of Lending Club. As discussed above, the financial distress, insolvency or bankruptcy of Lending Club could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

We believe our success depends on the efforts and talents of our employees, including software engineers, financial personnel and marketing professionals. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled technical and financial personnel, particularly in the San Francisco Bay Area, is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect on our business.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

In addition to attracting and retaining highly skilled employees in general, our future performance depends, in part, on our ability to attract and retain key personnel, including our executive officers, senior management team and other key personnel, all of whom would be difficult to replace. In particular, Mr. Laplanche, our founder and Chief Executive Officer, is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Laplanche, our other executive officers or members of our senior management team, and the process to replace any of them, would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to attracting new and retaining existing borrowers and investors to our marketplace. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the experience of borrowers and investors in our marketplace. Our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expense. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. If we fail to successfully promote and maintain our brand or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing borrowers and investors to our competitors or be unable to attract new borrowers and investors.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

RISKS RELATING TO THE NOTES, AND THE CORRESPONDING LOANS ON WHICH THE NOTES ARE DEPENDENT

You may lose some or all of your initial purchase price for the Notes because the Notes are highly risky and speculative. Only investors who can bear the loss of their entire purchase price should purchase.

Notes are highly risky and speculative because payments on Notes depend entirely on payments to us of unsecured obligations of individual borrowers and contemporaneous payments on the Notes, which are special, limited obligations of Lending Club. Notes are suitable purchases only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in Notes, you should not purchase Notes.

Payments on each Note depend entirely on the payments, if any, we receive on the corresponding Loan related to that Note. If a borrower fails to make any payments on the corresponding Loan related to your Note, you will not receive any payments on your Note.

We will make payments pro rata on a series of Notes, net of our service charge, only if we receive the borrower’s payments on the corresponding Loan and such payments clear and therefore become available for distribution to investors. We will not pay to investors any unsuccessful payment fees, check processing fees, collection fees we or our third-party collection agency charge. If we do not receive payments on the corresponding Loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments. The failure of a borrower to repay a Loan is not an immediate event of default under the terms of the Notes.

The Notes are special, limited obligations of ours only, and the Notes are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrowers or any other party except by us, and are special, limited obligations of ours. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.

Loans are unsecured obligations and as such are not backed by any collateral or guaranteed nor are they insured by any third party, and you must rely on us and our designated third-party collection agency to pursue collection against any borrower.

Loans are unsecured obligations of borrowers. They are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. We and our designated third-party collection agency will, therefore, be limited in our ability to collect Loans.

        Moreover, unsecured Loans are obligations of borrowers to us as assignee of the Loan’s promissory note from WebBank. Loans are not obligations to holders of Notes. Holders of Notes will have no recourse against borrowers and no ability to pursue borrowers to collect payments under Loans. Holders of Notes may look only to us for payment of the Notes, and our obligation to pay the Notes is limited as described in this document. Furthermore, if a borrower fails to make any payments on the Loan corresponding to a Note, the holder of that Note will not receive any payments on that Note. The holder of that Note will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted Loan.

If payments on the corresponding Loan become overdue, it is likely you will not receive the full principal and interest payments that you expect due to collection fees and other costs, and you may not recover any of your original purchase price.

If the borrower fails to make a required payment on a Loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the Loan. We may handle collection efforts in respect of a delinquent Loan ourselves, or we may refer a delinquent Loan to a collection agency on the 31st day of its delinquency. These efforts will be considered reasonable collection efforts. If we refer a Loan to a collection agency, we will have no other obligation to attempt to collect on that delinquent Loan.

If payment amounts on a delinquent Loan are received from a borrower more than 30 days after their due date, then we, or, if we have referred the delinquent Loan to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower as a service fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding Loan.

We or the collection agency may be unable to recover some or all of the unpaid balance of a non-performing Loan. You must rely on the collection efforts from us and the designated collection agency, and you are not permitted to attempt to collect payments on the Loan in any manner.

Borrowers may not view or treat their obligations to us as having the same significance as loans from traditional lending sources, such as bank loans and borrower Loans may have a higher risk of default than loans of borrowers with similar credit scores to other lenders.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding Loan. Borrowers may not view our lending obligations facilitated through our platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions. If a borrower neglects his or her payment obligations on a Loan upon which payment of the corresponding Note is dependent or chooses not to repay his or her borrower Loan entirely, you may not be able to recover any portion of your investment in a Note.

Our Standard Program loan grading algorithm is based upon historical credit performance of certain populations and as a result the actual performance of a Loan may not be consistent within or across loan grades and may result in an unanticipated loss of capital.

Our proprietary pricing algorithm for Standard Program Loans is based primarily upon the historical loan performance of actual borrowers that met the requirements of the algorithm, the assumed performance of applicants that would have been approved under the current algorithm but were declined by prior methodologies, and the exclusion of borrowers that were approved under prior methodologies but would have been declined under the new algorithm, in addition to other factors and assumptions. Because the algorithm is based upon these assumed performances and the assumptions of management which may change over time as the available data grows and our analysis continues to develop, the actual performance of a graded loan may differ materially versus previously issued, similarly graded loans or other grades and this may result in a greater loss of your investment capital than anticipated.

Credit Information that we receive about a borrower may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose part or all of the purchase price you pay for a Note.

We obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assign one of 35 loan grades to Standard Program Loan requests, from A1 through G5, based on the reported credit score, other information reported by the consumer reporting agencies and the requested loan amount. A credit score or loan grade assigned to a borrower may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

•	become delinquent in the payment of an outstanding obligation;

•	default on a pre-existing debt obligation;

•	take on additional debt; or

•	sustain other adverse financial events.

Moreover, investors do not, and will not, have access to consolidated financial statements of borrowers, or to other detailed financial information about borrowers.

Information supplied by borrowers may be inaccurate or intentionally false and should generally not be relied upon.

Borrowers supply a variety of information that is included in the borrower loan listings on our website and in the posting reports and sales reports we file with the SEC. Other than as described below, we do not verify this information, and it may be inaccurate or incomplete. For example, we do not verify a borrower’s stated tenure, job title, home ownership status or intention for the use of loan proceeds, and the information borrower’s supply may be inaccurate or intentionally false. Unless we have specifically indicated otherwise in a loan listing, we do not verify a borrower’s stated income. For example, we do not verify borrower paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings. In the limited cases in which we have selected borrowers for income or employment verification, for the year ended December 31, 2013, approximately 58.6% of requested borrowers provided us with satisfactory responses to verify their income or employment; approximately 9.6% of requested borrowers withdrew their applications for Loans, and approximately 30.5% of requested borrowers either failed to respond to our request in full or provided information that failed to verify their stated information, and we therefore removed those borrowers’ Loan postings. The identity of borrowers is not revealed to investors, and investors also have no ability to obtain or verify borrower information either before or after they purchase a Note. Potential investors may only communicate with borrowers through our website postings, and then only on an anonymous basis. While we may monitor website posting for appropriate content, we do not verify any information in the postings nor do we respond to requests from investor or borrowers in any posting and any response to the contrary should not be seen as accurate.

If you rely on false, misleading or unverified information supplied by borrowers in deciding to purchase Notes, you may lose part or the entire purchase price you pay for a Note. Loan posting and borrower information available on our website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Loan posting and borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. However, in each event, we are only providing information that was submitted to us by the borrower. In this document, we advise potential investors as to the limitations on the reliability of this information, and an investor’s recourse in the event this information is false will be extremely limited. Consequently, investors should rely on loan grade, which we determine based on third-party credit report information, and the size of the loan request, and should not rely on unverified information provided by borrowers.

You should not assume that a Note is appropriate for you as an investment vehicle just because it corresponds to a Loan listed on our platform or is included in a portfolio built based upon your investment criteria through any of the portfolio tools.

While we take precautions to prevent borrower identity fraud, it is possible that identity fraud may still occur and adversely affect your ability to receive the principal and interest payments that you expect to receive on Notes.

We use identity checks with a third-party provider to verify each borrower’s identity and credit history. Notwithstanding our efforts, there is a risk that identity fraud may occur without our detecting it, and a Loan obtained by identity fraud may simply default. While we will repurchase Notes in limited identity fraud circumstances involving the corresponding Loan, we are not otherwise obligated to repurchase a Note from you for any other reason. From October 2008, when we commenced the issuance of Notes, through December 31, 2013, we had repurchased Notes for a total of $0.5 million relating to fifty one corresponding Loans in which identity fraud occurred. If we repurchase a Note based on identity fraud involving the corresponding Loan, you will only receive an amount equal to the outstanding principal balance of the Note.

We have the exclusive right to investigate claims of identity theft and determine, in our sole discretion, whether verifiable identity theft has occurred. As we are the sole entity with the ability to investigate and determine verifiable identity theft, which triggers our repurchase obligation, a conflict of interest exists as the denial of a claim under our identity theft guarantee would save us from the repurchase obligation.

Our performance data about borrower performance on our Standard Program Loans is just over six years old. Default and charge-off rates on Loans may increase.

Due to our limited operational and origination history, we have limited historical performance data regarding borrower performance on Standard Program Loans, and we do not yet know what the long-term loss experience may be. As of December 31, 2013, for all Loans, our default and charged-off rate was 3.29% of the principal balance of loans. These default and charge-off rates may increase in the future. In addition, as we do not have significant experience in the performance of five-year Standard Program Loans, the future default rates on these loan types is uncertain and may exceed our current expectations. As actual loss experience increases on our platform, we may change how loan interest rates are set, and investors who have purchased Notes prior to any such changes will not benefit from these changes.

Default rates on loans may increase as a result of economic conditions beyond our control and beyond the control of borrowers.

Loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, default rates on Standard Program Loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. The significant downturn in the United States economy that occurred in the past several years caused default rates on consumer loans to increase, and a similar downturn in the future will likely result in increased default rates.

If you decide to invest through the platform and concentrate your investment in a single Note (or a small number of Notes), your entire return will be highly dependent on the performance of a single loan.

Loans facilitated through our platform have a wide range of credit grades, and we expect that some borrowers at all credit grades will default on their loan. If you decide to invest through the platform and concentrate your investment in a single Note (or a small number of Notes) your entire return will depend on the performance of that single Loan (or that concentrated small number of Notes). For example, if you plan to purchase $100 of Notes, and choose to invest the entire $100 in a single Note instead of in four $25 Notes corresponding to the loan of four different borrowers, you would lose your entire $100 investment if that single borrower defaulted. Failing to diversify your investment increases the risk of losing your entire investment due to a single borrower’s default, or a small number of borrower defaults. Diversification, however, will not eliminate the risk that you may lose some, or all, of the expected principal and interest payments on the Notes.

The Standard Program Loan on which the Notes are dependent do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the Standard Program Loan, which may increase the likelihood that a borrower may default on their loan.

All Standard Program Loans are credit obligations of individual borrowers. If a borrower incurs additional debt after obtaining a Loan through our platform, that additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower. This circumstance could ultimately impair the ability of that borrower to make payments on the borrower’s loan and your ability to receive the principal and interest payments that you expect to receive on Notes dependent on those Standard Program Loans. To the extent that the borrower has or incurs other indebtedness and cannot pay all of its indebtedness, the borrower may choose to make payments to other creditors, rather than to us.

As to these Standard Program Loans, to the extent borrowers incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower’s ability to repay the loan on which your Note is dependent for payment, or it may impair our ability to collect on the Loan if it goes unpaid. Since the Standard Program Loans are unsecured, borrowers may choose to repay obligations under other indebtedness before repaying loans facilitated through our platform because the borrowers have no collateral at risk. An investor will not be made aware of any additional debt incurred by a borrower, or whether such debt is secured.

Loans do not contain any cross-default or similar provisions. If borrowers default on their debt obligations other than the Loan, the ability to collect on Loans on which the Notes are dependent may be substantially impaired.

Loan documents do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower. The effect of this can be to allow other creditors to move more quickly to claim any assets of the borrower. Because the Loans do not contain cross-default provisions, a Loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations, unless there are relevant independent grounds for a default on the loan.

In addition, the Loan will not be referred to a third-party collection agency for collection because of a borrower’s default on debt obligations other than the Loan. If a borrower defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the Loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the Loan. Payments on Notes may be substantially reduced if the borrower subsequently defaults on the loan and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of the Notes.

Borrowers may seek protection under federal bankruptcy law or similar laws. If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions, on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower’s loan account into “bankruptcy status.” When we put a Loan into bankruptcy status, we terminate automatic monthly Automated Clearing House (“ACH”) debits and do not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a Loan after a bankruptcy status is declared, depends on the borrower’s particular financial situation and the determination of the court. It is possible that the borrower’s liability on the Loan will be discharged in bankruptcy. In most cases involving the bankruptcy of a borrower with an unsecured Loan, unsecured creditors, including us as holders of the Loan, will receive only a fraction of any amount outstanding on their Loan, if anything.

If our platform was found to violate a state’s usury laws, your investment may lose substantial value and you may lose all of the interest due on your Note.

The interest rates that are charged to borrowers and that form the basis of payments to investors through our platform are based upon the ability under federal law of the issuing bank that originates the loan, to export the interest rates of its jurisdiction of incorporation to provide for uniform rates to all borrowers in all states that have not opted out. WebBank, our primary issuing bank, exports the interest rates of Utah, which allows parties to agree by contract to any interest rate. The current annual percentage rates offered by WebBank though our platform range from approximately 6.78% to 29.99%, which equate to interest rates for Notes that range from approximately 6.03% to 26.06%. Of the forty-six jurisdictions whose residents may obtain loans (including the District of Columbia), only seven states (Arizona, Nevada, New Hampshire, New Mexico, South Carolina, South Dakota and Utah) have no interest rate limitations on consumer loans, while all other jurisdictions have a maximum rate less than the current maximum rate offered by WebBank through our platform. If a borrower were to successfully bring a claim against us for a state usury law violation and the rate on the loan and Note underlying that borrower was greater than that allowed under applicable state law, the value of your investment may decline as you would not receive the total amount of interest you expected from your investment, and in some cases you may not receive any interest or principal; which could reduce the attractiveness of our platform and cause a substantial decline in our business results. We may also be subject to fines and penalties. Moreover, if we were unable to partner with any other issuing bank we would have to substantially modify our business operations from the manner currently contemplated and would be required to maintain state specific licenses and only provide a limited range of interest rates, all of which would substantially reduce our operating efficiency and attractiveness to investors in many cases and possibly result in a decline in our operating results.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may reduce the return on your investment, as well as delay or impair our ability to collect on a borrower Loan corresponding to your Note. The Service members Civil Relief Act (“SCRA”) requires that the interest rate on preexisting debts, such as Loans, be set at no more than 6% while the qualified service member or reservist is on active duty. A holder of a Note that is dependent on such a Loan will not receive the difference between 6% and the original stated interest rate for the Loan during any such period.

This law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any Loan in default, and, accordingly, payments on Notes that are dependent on these Loans. If there are any amounts under such a Loan still due and owing to us after the final maturity of the Notes that correspond to the Loan, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes. We do not take military service into account in assigning loan grades to borrower loan requests. In addition, as part of the borrower registration process, we do not request our borrowers to confirm if they are a qualified service member or reservists within the meaning of the SCRA.

The death of a borrower may substantially impair your ability to recoup the full purchase price of Notes that are dependent on the loan to that borrower or to receive the interest payments that you expect to receive on the Notes.

If a borrower dies with a loan outstanding, we will generally seek to work with the executor of the estate of the borrower to obtain repayment of the loan. However, the borrower’s estate may not contain sufficient assets to repay the loan on which your Note is dependent. In addition, if a borrower dies near the end of the term of an unsecured loan, it is unlikely that any further payments will be made on the Notes corresponding to such loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our platform allows a borrower to prepay a Loan at any time without penalty. Loan prepayments will extinguish or limit your ability to receive additional interest payments on your investment.

Loan prepayments occur when a borrower decides to pay some or all of the principal amount on a Loan earlier than originally scheduled. A borrower may decide to prepay all or a portion of the remaining principal amount at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a loan on which the Notes are dependent, you will receive your share of such prepayment, net of our 1.00% service fee applicable to Notes, but further interest will not accrue after the date on which the payment is made. If a borrower prepays a portion of the remaining unpaid principal balance on a loan on which the Notes are dependent, we will reduce the outstanding principal amount and interest will cease to accrue on the prepaid portion.

This combination of reduced principal amount and the unchanged monthly payment will cause the effective term of the loan to decline. If a borrower prepays a loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent on that loan, and you may not be able to find a similar rate of return on another investment at the time at which the loan is prepaid. Prepayments of loans passed onto Note holders are subject to our 1.00% service charge, even if the prepayment occurs immediately after issuance of your Note. The return on the Note may actually be negative if prepayment occurs within the first few months after issuance.

Prevailing interest rates may change during the term of the Loan on which your Note is dependent. If interest rates increase, you may receive less value from your purchase of the Note in comparison to other investment opportunities. If interest rates decrease, Borrowers may prepay their loan due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The loan on which the Notes are dependent have an initial term of three or five years and bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes you purchased might be less than the current rate of return you could earn if you invested your purchase price in other investments. While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower’s payments on the loan, if prevailing interest rates exceed the rate of interest payable on the loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

Alternatively, if prevailing interest rates on consumer loans decrease, borrowers may choose to prepay their loans without penalty with money they borrow from other sources or other resources, and you may not receive the interest payments on Notes dependent on those loans that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

Investor funds in an investor account are held in a pooled deposit account that does not earn interest.

Your investor account that enables you to purchase Notes represents an interest in a pooled demand deposit account maintained by us “in trust for” investors that does not earn interest. Investor funds committed to purchase Notes represent binding commitments, and such committed funds may not be withdrawn from investor accounts (unless and until corresponding Loans included in the order are not funded, in which case the corresponding funds become available to the investor again). Funds committed to purchase Notes will not earn interest in the ITF Account, and interest will not begin to accrue on a Note until the corresponding Loan has closed and the Note is issued.

The pooled investor account has “pass through” deposit insurance through the FDIC, but only up to FDIC limits.

Investor funds in the ITF Account at a federal banking institution. Under our agreement with the bank, investors depositing funds in the ITF Account benefit from FDIC insurance to the maximum amount, on a “pass-through” basis. Investors holding funds in the ITF Account will not have FDIC coverage for amounts in excess of the FDIC maximum, which is currently $250,000 and is measured across all accounts in a particular institution. In addition, in the unlikely event that FDIC coverage were not available on a pass-through basis, investors would have no significant FDIC insurance coverage on their deposits.

The Notes will not be listed on any securities exchange, will not be transferable except for Notes transferable through the Note Trading Platform by FOLIOfn, and must be held only by Lending Club investors. You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange. All Notes must be held by Lending Club investors. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn Investments, Inc. (“FOLIOfn”), a registered broker-dealer and the trading platform is not available to residents of all states. There can be no assurance that an active market for Notes will develop on the trading platform, that there will be a buyer for any particular Notes listed for resale on the trading platform or that the trading platform will continue to operate. Therefore, investors must be prepared to hold their Notes to maturity.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes, or instruments similar to the Notes, for U.S. federal income tax purposes. However, although the matter is not free from doubt, we intend to treat the Notes as our indebtedness for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding Loan. Further, a holder of a Note, other than a holder that is holding the Note in a tax deferred account such as an IRA, will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This characterization is not binding on the IRS, and the IRS may take contrary positions.

Any differing treatment of the Notes for U.S. federal income tax purposes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of Notes (including any possible differing treatments of the Notes).

Purchasers of Notes will have no control over us and will not be able to influence our corporate matters.

The Notes offered through our platform grant no equity interest in Lending Club to the purchaser nor grant the purchaser the ability to vote on or influence our corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all our corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

Risks Related to Compliance and Regulation

We and our issuing bank partners are subject to borrower protection laws and federal and state consumer protection laws.

We and our issuing bank partners must comply with regulatory regimes, including those applicable to consumer credit transactions, various aspects of which are untested as applied to our platform. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other federal and state laws may apply to the origination and servicing of loans originated through our platform. In particular, through our platform, we may be subject to laws, such as:

•	state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices;

•	the Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;

•	the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law;

•	the Fair Credit Reporting Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

•	the Fair Debt Collection Practices Act and similar state debt collection laws, which provide guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts;

•	the Gramm-Leach-Bliley Act, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•	the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

•	the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;

•	the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

•	the Bank Secrecy Act, which relates to compliance with anti-money laundering policies and procedures.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these laws is also costly, time-consuming and limits our operational flexibility.

Failure to comply with these laws and regulatory requirements applicable to our business may, among other things, limit our or a collection agency’s ability to collect all or part of the principal of or interest on loans. As a result, we may not be able to collect our servicing fee with respect to the uncollected principal or interest, and investors may be discouraged from investing in loans. In addition, any non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, rescission rights held by investors in securities offerings and civil and criminal liability, which may harm our business and our ability to maintain our platform and may result in borrowers rescinding their loans.

Where applicable, we seek to comply with state small loan, loan broker, servicing and similar statutes. Currently, we do not facilitate loans to borrowers in Idaho, Iowa, Maine, Nebraska and North Dakota. In all other U.S. jurisdictions with licensing or other requirements we believe may be applicable to us, we have obtained such licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate loans through our platform, perform our servicing obligations or make our platform available to borrowers in particular states, which may harm our business.

If our platform was found to violate a state’s usury laws, we may have to alter our business model and our business could be harmed.

The interest rates that are charged to borrowers and that form the basis of payments to investors through our platform are based upon the ability under federal law of the issuing bank that originates the loan to export the interest rates of its jurisdiction of incorporation to provide uniform rates to all borrowers in all states that have not opted out. WebBank, our primary issuing bank, exports the interest rates of Utah, which allows parties to agree by contract to any interest rate. The current annual percentage rates offered by WebBank though our platform range from approximately 6.78% to 29.99%, which equate to interest rates for notes that range from approximately 6.03% to 26.06%. Of the forty-four jurisdictions whose residents may obtain loans (including the District of Columbia), only seven states (Arizona, Nevada, New Hampshire, New Mexico, South Carolina, South Dakota and Utah) have no interest rate limitations on personal loans, while all other jurisdictions have a maximum rate less than the current maximum rate offered by WebBank through our platform. If a borrower were to successfully bring claims against us for state usury law violations, and the rate on that borrower’s loan was greater than that allowed under applicable state law, we could be subject to fines and penalties. Further, if we were unable to partner with another issuing bank, we would have to substantially modify our business operations from the manner currently contemplated and would be required to maintain state-specific licenses and only provide a limited range of interest rates, all of which would substantially reduce our operating efficiency and attractiveness to investors and possibly result in a decline in our operating results.

Several lawsuits have sought to re-characterize certain loan marketers and other originators as lenders. If litigation on similar theories were successful against us, loans facilitated through our platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought to re- characterize the loan marketer as the lender for purposes of state consumer protection law and usury restrictions. Similar civil actions have been brought in the context of gift cards and retail purchase finance. Although we believe that our activities are generally distinguishable from the activities involved in these cases, a court or regulatory authority could disagree.

Additional state consumer protection laws would be applicable to the loans facilitated through our platform if we were re-characterized as a lender, and the loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.

The increased scrutiny of third-party medical financing by governmental agencies may lead to increased regulatory burdens on Springstone and adversely affect our consolidated revenue or results of operations.

Springstone, through its issuing bank partners, provides education and patient financing options, including for elective medical procedures. Recently, regulators increased scrutiny of third-party providers of financing for medical procedures that are generally not covered by health insurance. For example, in December 2013, the CFPB fined GE Capital Retail Bank $34.1 million for insufficient training, disclosures and practices related to their medical financing services. In addition, attorneys general in Massachusetts, New York and Minnesota have conducted investigations on alleged abusive lending practices or exploitation regarding third-party medical financing services.

In June 2014, Springstone received a civil investigative demand from the CFPB for documents and other tangible items related to its programs that provide healthcare financing. If Springstone’s practices are ultimately found to be deficient, resulting in fines, penalties or increased burdens on Springstone’s activities, our consolidated operating costs could increase. Additionally, such regulatory inquiries or actions could damage Springstone’s and our reputations and limit Springstone’s ability to conduct operations, which could adversely affect our consolidated financial statements.

The adoption of any law, rule or regulation affecting this industry may also increase Springstone’s administrative costs, modify its practices to comply with applicable requirements and reduce its ability to participate competitively, which could have a material adverse effect on our consolidated revenue or results of operations.

The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business or that of our issuing banks.

The CFPB, which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws and regulations, such as Regulation Z, the Truth in Lending Act and Regulation B, and to enforce those laws against and examine large financial institutions, such as our issuing banks, for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Although we have committed resources to enhancing our compliance programs, actions by the CFPB or other regulators against us, our issuing banks or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

We receive, transmit and store a large volume of personally identifiable information and other user data. There are federal, state and foreign laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous U.S. and international jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. This regulatory framework for privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

Our failure to comply with applicable privacy policies or federal, state or foreign laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage our reputation, discourage potential borrowers or investors from using our platform or result in fines or proceedings brought against us, our issuing banks or other third parties by governmental agencies, borrowers, investors or other third parties, one or all of which could adversely affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable common law rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. We could also be subject to liability for the inappropriate use of information made available by us. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit use of our platform and harm our business.

Our legal compliance burdens and costs have significantly increased as a result of operating as a public company. Our management is required to devote substantial time to compliance matters.

As a public reporting company, we face costly compliance burdens, requiring significant legal, accounting and other expenses. Our management and other personnel devote a substantial amount of time to SEC reporting compliance requirements. Compliance with these requirements has increased our legal and financial compliance costs and will has caused some activities to be more time consuming and costly. In addition, our management and other personnel have from time to time diverted attention from operational and other business matters to devote substantial time to these public company requirements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Our ability to offer our notes depends upon our compliance with requirements under federal or state securities laws.

All notes publicly offered through our marketplace are offered and sold pursuant to a registration statement filed with and declared effective by the SEC. Under SEC rules, for certain material updates, we must file post-effective amendments, which do not become effective until declared effective by the SEC. In addition, if we fail to file our annual reports on Form 10-K or quarterly reports on Form 10-Q on a timely basis or are otherwise required to suspend use of a registration statement for the notes, we could be required to suspend offering of our notes until such deficiency is resolved. Because we offer notes on a continuous basis, securities law restrictions may also limit our ability to market or advertise to potential investors.

We are also currently required to register or qualify for an exemption in every state in which we offer securities. Qualification in a state can be a time-consuming process, often requiring periodic renewals. Failure to timely renew these registrations may require us to pay penalties, suspend further offerings until we regain compliance and make rescission offers in connection with previously completed investments. Certain states also impose special suitability standards and other conditions for operation in their states, restricting the persons and conditions under which we may make offerings in these states. We do not offer our notes in all states due to the restrictions of certain states. Regardless of any such registration or qualification, we are subject to both state and federal antifraud rules of each state in which we operate. Although we seek to verify information provided to us by borrowers, we cannot verify all such information and may be liable for any material misstatements or omissions in such information received from borrowers or from other third parties.

As a result of these requirements, actual or alleged non-compliance with federal or state laws or changes in federal or state law or regulatory policy or could limit our ability to offer notes in certain states, require us to pay fines or penalties, or curtail our operations.

We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. We also plan to apply for formal exemptive relief to provide additional clarity on our status under the Investment Company Act. We may not receive such relief on a timely basis, if at all, and such relief may require us to modify or curtail our operations. If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

If our registered investment advisor, LC Advisors, LLC, were found to have violated the Investment Advisers Act, our ability to raise sufficient investor commitments to meet borrower demand could be impaired.

Our subsidiary, LC Advisors, LLC (LCA), acts as an advisor to certain private funds and accredited investors, including those that invest in managed accounts that rely on a third-party adviser or manager to manage their investment through our platform. Registered investment advisers are subject to a number of regulatory and legal requirements, including conflicts of interest, advertising restrictions and custody requirements. We believe we have conducted, and we intend to continue to conduct, the business of LCA in substantial compliance with the Investment Advisers Act of 1940, as amended (Investment Advisers Act) and applicable fiduciary duties. If, however, we are deemed to have breached any of our obligations under the Investment Advisers Act, the activities of LCA could be restricted, suspended or even terminated. If this were to occur, our ability to provide investors with the opportunity to invest through managed accounts could be severely curtailed, and we may not be able to sufficiently meet borrower and investor demand for loans, which could harm our business.

If we were required to register as a broker-dealer under federal or state law, our costs could significantly increase or our operations could be impaired.

The securities offered to investors are offered directly by us. We do not operate as a registered broker-dealer in any jurisdiction. Although we do not believe we are obligated to do so, if a regulatory body were to find that our activities require us to register as a broker-dealer or to sell the investment securities only through a registered broker-dealer, we could be subject to fines, rescission offers or other penalties, and our compliance costs and other costs of operation could increase significantly. Further, our ability to issue and distribute the securities could be significantly impaired or curtailed.

We have not reviewed our compliance with foreign laws regarding the participation of non-U.S. residents on our platform.

From time to time, non-U.S. residents invest in loans directly through our platform. As of June 30, 2014, the percentage of loans held (based upon dollar amounts) by such persons since inception was approximately 2.4%. We are not experts with respect to all applicable laws in the various foreign jurisdictions, and we cannot be sure that we are complying with applicable foreign laws. Failure to comply with such laws could result in fines and penalties payable by us.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The Dodd-Frank Act and other legislation and regulations relating to financial institutions and markets, including alternative asset management funds, has resulted in increased oversight and taxation. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses by us, may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations.

The Dodd-Frank Act is extensive and significant legislation that, among other things:

•	created a liquidation framework under which the FDIC may be appointed as receiver following a “systemic risk determination” by the Secretary of Treasury (in consultation with the President) for the resolution of certain nonbank financial companies and other entities, defined as “covered financial companies,” and commonly referred to as “systemically important entities,” in the event such a company is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their subsidiaries;

•	strengthened the regulatory oversight of securities and capital markets activities by the SEC; and

•	increased regulation of the securitization markets through, among other things, a mandated risk retention requirement for securitizers, which, if applied to our business, would change our business model, and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations and their activities.

With respect to the new liquidation framework for systemically important entities, we cannot assure you that such framework would not apply to us. Guidance from the FDIC indicates that such new framework will largely be exercised in a manner consistent with the existing bankruptcy laws, which is the insolvency regime that would otherwise apply to us. The SEC has proposed significant changes to the rules applicable to issuers and sponsors of asset-backed securities under the Securities Act and the Exchange Act. With the proposed changes, our access to the asset-backed securities capital markets could be affected and our financing programs could be less effective. We will at some point become subject to the oversight of the CFPB. Compliance with such legislation or regulation may significantly increase our costs, limit our product offerings and operating flexibility, require significant adjustments in our internal business processes and potentially require us to maintain our regulatory capital at levels above historical practices.

As the regulatory framework for our business evolves, federal and state governments may draft and propose new laws to regulate online marketplaces such as our platform, which may negatively affect our business.

The regulatory framework for Internet commerce, including online marketplaces such as our platform, is evolving, and it is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our platform and the way in which we interact with borrowers and investors. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass those costs on to our borrowers and investors in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or by online marketplaces. These taxes could discourage the use of our platform, which would adversely affect the viability of our platform.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding Lending Club, Lending Club borrower members, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to attract potential borrowers to our marketplace;

•	the degree to which potential borrowers apply for, are approved for and actually borrow via a loan;

•	the status of borrowers, the ability of borrowers to repay loans and the plans of borrowers;

•	interest rates and origination fees on loans;

•	our ability to service loans and our ability, or the ability of third party collection agents, to pursue collection of delinquent and defaulted loans;

•	our ability to retain WebBank or another third party banking institution as the issuer of loans facilitated through our platform;

•	the available functionality of the secondary market trading program;

•	expected rates of return provided to investors;

•	our ability to attract additional investors to the platform, to our funds, to separately managed accounts (“SMAs”) or to purchase loans;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	our ability to prevent security breaks, disruption in service, and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans;

•	our compliance with applicable local, state and federal laws, including the Investment Advisors Act of 1940, the Investment Company Act of 1940 and other laws; and

•	our compliance with applicable regulations and regulatory developments.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE LOAN PLATFORM

How Our Platform Operates

Borrower and Investor Registration

New borrowers and investors must agree to the terms and conditions of our website, including agreeing to conduct transactions and receive disclosures and other communications electronically. We verify the identity of all members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other databases.

Borrowers on the platform:

•	must be U.S. citizens, permanent residents or be in the United States on valid long term visas;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must meet the requirements of either the Standard Program or a Custom Program;

•	must have U.S. social security numbers; and

•	must have an account at a U.S. financial institution with a routing transit number.

WebBank serves as the true creditor for all Loans facilitated through our platform. Borrowers enter into a credit profile authorization and a loan agreement with WebBank. The borrower also grants us a limited power of attorney to complete on the borrower’s behalf, a promissory note in the amount and on the terms made to the borrower by WebBank. These agreements set forth the terms and conditions of the Loan and allow a borrower to withdraw a loan request at any time before the Loan is funded. In the credit profile authorization, the borrower authorizes us and WebBank to obtain and use a consumer report on the borrower. The loan agreement addresses the application process and the role of investors’ commitments to invest in the underlying borrower Loan. For applicants whose credit has been pre-screened, full loan funding is guaranteed. If a Loan is extended to the borrower, the borrower agrees to be bound by the terms of a promissory note, the form of which is attached as an exhibit to the loan agreement. The borrower authorizes LC to debit the borrower’s designated account by ACH transfer for each Loan payment due under the promissory note, although a borrower can pay by check if he or she chooses. The loan agreement also describes the parties’ rights in regard to arbitration. The borrower agrees that WebBank may assign its right, title and interest in the loan agreement and the borrower’s promissory notes to others, including LC, without notice, and that LC may do the same without notice.

During investor registration, potential Note investors have their identity verified and agree to a tax withholding statement and bank account verification. Additionally, potential investors must enter into an investor and other agreements with us, which will govern all purchases of Notes the investor makes. Investors must be residents of certain states and meet minimum financial suitability requirements. The investor agreement and additional information about eligible states of residency and financial suitability requirements are available on our website (www.lendingclub.com).

Consumer Loan Requests

Borrowers submit loan requests online through our website. Loan requests must be between $1,000 and $35,000. Each loan request is an application made to WebBank. WebBank lends to qualified borrowers and allows our platform to be available to borrowers on a uniform basis throughout the United States, excluding those states in which we have no agreements to conduct business (Idaho, Iowa, Maine, Nebraska and North Dakota). We allow borrowers to have up to two consumer loans or three loans outstanding at any one time, if the borrower continues to meet the applicable credit criteria. In addition, to apply for a second consumer loan, the borrower must have already made consecutive, timely payments for a specified period. Borrowers are limited to two concurrent consumer loans with a maximum combined initial loan amount of $50,000.

Borrowers supply a variety of unverified information that is included in the borrower loan listings on our website and in the posting reports and sales reports we file with the SEC for Standard Program Loans. Requested information also includes a borrower’s income or employment, which may be unverified. Procedures are in place to determine if verification is necessary. If we verify the borrower’s income, we will display an icon in the loan listing indicating that we have done so. Investors have no ability to verify borrower information and we do not verify a borrower’s income or employment solely at the request of an investor.

Standard Program Loan Listings and Borrower Information Available on our Website

Once a Standard Program Loan request is complete and we have assigned a loan grade and interest rate to the loan request, the request is listed on our website and becomes available for viewing by investors. Investors are then able to commit to invest in securities that will be dependent for their payments on that loan. Loan requests appear under screen names, not actual borrowers’ names. Investors are able to view:

•	the loan amount;

•	loan grade (determined using the process described above) and interest rate;

•	term (three or five years);

•	the borrower’s self-reported income and job title and whether that income has been verified by us;

•	total amount of funding committed to such loans by investors; and

•	the borrower’s self-reported intended use of funds.

We do not verify or monitor a borrower’s actual use of funds.

Investors are also able to view the following information provided by borrowers, which we typically do not verify:

•	home ownership status;

•	length of employment with current employer; and

•	debt-to-income (DTI) ratio, as calculated by us based on (i) the total monthly debt payments, excluding mortgage and loan payment, reported by a consumer reporting agency including the pending loan request; and (ii) the income reported by the borrower, which is not verified unless we display an icon in the loan listing indicating otherwise.

We also post the following credit history information from the consumer reporting agency report, and label the information as being provided by a credit bureau:

•	numerical range within which the borrower’s FICO score falls;

•	borrower’s earliest credit line;

•	borrower’s number of open credit lines;

•	borrower’s total number of credit lines;

•	borrower’s revolving credit balance;

•	borrower’s revolving line utilization;

•	number of credit inquiries received by the consumer reporting agency with regard to the borrower within the last six months;

•	number of reported delinquencies in the past two years and amount;

•	months since last derogatory;

•	public records and months since last public record; and

•	months since last delinquency.

A borrower with a FICO score of 660+, our minimum credit score for Standard Program Loans, is considered by credit providers to be a “prime” borrower.

Loan and borrower information available on our website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Exchange Act. Loan and borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. In this document, we advise potential investors in the Notes as to the limitations on the reliability of borrower-supplied information. An investor’s recourse in the event this information is false will be extremely limited.

Loan requests remain open for up to 14 days, during which time investment commitments that will be dependent on the Loans may be made by investors. The borrower may request that their loan request be re-listed on our platform for the unfunded amount of the initial application.

Only loans that conform to WebBank’s current Standard Program credit policy are shown on our website to Note investors.

Standard Program: Credit Criteria and Underwriting

Standard Program Loan grading is determined using an internally developed credit model and proprietary algorithm that was created in conjunction with WebBank, which we refer to as the Standard Program. This algorithm is based primarily upon the historical loan performance of actual prior borrowers that met the requirements of the algorithm, the assumed performance of applicants that would have been approved under the current algorithm but were declined by prior methodologies, and the exclusion of borrowers that were approved under prior methodologies but would have been declined under the new algorithm, in addition to other factors and assumptions. For qualified borrowers, our proprietary algorithm assigns one of 35 loan grades (A1 to G5), which establishes the loan interest rate and origination fee.

The Standard Program may not be changed without the consent of WebBank.

Under the current Standard Program, borrower requirements include the following:

•	minimum FICO score of 660 (as reported by a consumer reporting agency);

•	debt-to-income ratio (excluding mortgage) below 40%;

•	acceptable debt-to-income ratio (including mortgage and the requested Standard Program Loan amount); and

•	credit report (as reported by a consumer reporting agency) reflecting:

•	at least two revolving accounts currently open;

•	5 or fewer inquiries (or recently opened accounts) in the last 6 months; and

•	a minimum credit history of 36 months.

A FICO score is a numeric rating that ranges between 300 and 850 that rates a person’s credit risk based on past credit history and current credit situation. FICO scoring was developed by Fair Isaac Corporation. FICO scores reflect a mathematical formula that is based on information in a consumer’s credit report, compared to information on other consumers. Consumers with higher scores typically represent a lower risk of defaulting on their loans. There are three different FICO scores, each with a separate name, which correspond to each of the three main U.S. consumer reporting agencies. Equifax uses the “BEACON score”; Experian uses the “Experian/Fair Isaac Risk Model”; and TransUnion uses the “EMPIRICA score.” The score from each consumer reporting agency considers only the credit data available to that agency. Fair Isaac Corporation develops all three FICO scores and makes the scores as consistent as possible across the three consumer reporting agencies. Nevertheless, the three agencies sometimes have different information about a particular borrower, and that means the three FICO scores for that borrower will vary by agency. We obtain consumer credit information from several consumer reporting agencies.

The FICO scoring model takes into account only five categories of data: historical timeliness of bill payments; total outstanding debt and the total amount of credit the consumer has available; length of credit history; mix of credit; and new credit applications within the last year. Information such as: age; race; sex; job or length of employment; income; whether the consumer has been turned down for credit or information not contained in the consumer’s credit report are not taken into account in calculating a FICO score.

If an applicant passes the initial credit criteria for a Standard Program Loan, the applicant is assessed by the Lending Club scoring model which can either decline the applicant or approve the applicant and provide them with a LC score. The LC score is based upon an internally developed algorithm that is based upon the historical performance of borrower members and takes into account an applicant’s FICO score and credit attributes. The LC score is between 1 through 25 and corresponds to a Base Risk Grade as follows:

LC Score	Base Risk Grade
1	A1
2	A2
3	A3
4	A4
5	A5
6	B1
7	B2
8	B3
9	B4
10	B5
11	C1
12	C2
13	C3
14	C4
15	C5
16	D1
17	D2
18	D3
19	D4
20	D5
21	E1
22	E2
23	E3
24	E4
25	E5

This Base Risk Grade can be further modified to arrive at the final applicable sub-grade and rate for the borrower depending on the channel through which a borrower is sourced through, loan amount, term and other factors.

During the loan application process, we also automatically screen members using the U.S. Department of the Treasury Office of Foreign Asset Control’s (“OFAC”) lists, as well as our fraud detection systems. See “Fraud Detection” under Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014, as amended on August 20, 2014 (“Annual Report”).

After submission of the application, we inform potential borrowers whether they qualify to post a loan request on our platform. Potential borrowers then must enter into a borrower membership agreement with Lending Club and a loan agreement with WebBank. These agreements set forth the terms and conditions of the member loans and allow a borrower member to withdraw from a loan request at any time before the member loan is funded.

Relist on Partial Loan

Borrowers who receive only a partial loan amount can request, within 30 days of the original credit pull upon which the credit decision was made, to list a loan of up to the maximum amount Lending Club approved them for. Investors can use the filters provided to exclude borrowers they have previously invested in.

Verification of Borrower Information

Approximately 79% of the listed applicants during the year ended December 31, 2013 had their employment or income verified. To verify income, we will request documents such as recent paystubs, tax returns or bank statements. To verify employment, we may contact the employer or use other databases.

We may perform income and/or employment verification in situations such as:

•	if we believe there may be uncertainty about the borrower’s employment or future income;

•	if we detect conflicting or unusual information in the loan request;

•	if the loan amount is high;

•	if the borrower is highly leveraged;

•	if we suspect the borrower may have obligations not included in the borrower’s pre-loan or post loan debt level, such as wage garnishment collection accounts; or

•	if we suspect a fraudulent loan request.

From time to time, we may also randomly select listings to verify information for the purpose of testing our policies and procedures for statistical analysis.

If the borrower fails to provide satisfactory information in response to an income or employment verification inquiry, we will remove the borrower’s loan listing or request additional information from the borrower.

We conduct income or employment verification based on proprietary verification models and our policies and procedures. Investors should not rely on a borrower’s stated employment or income, except when such income has been verified as indicated on the Loan details page, or on our ability to perform income and employment verifications. We cannot assure investors that we will continue performing income or employment verifications. See “Risk Factors — Information supplied by borrowers may be inaccurate or intentionally false.”

Our participation in funding Loans on the platform from time to time has had, and will continue to have, no effect on our income or employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

Loan Interest Rates

Interest rates are set by our Interest Rate Committee (“Committee”), which is comprised of our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Operating Officer and General Counsel. The Committee’s objective in setting rates is to offer competitive rates to borrowers relative to other unsecured credit options for the applicable borrower while also providing attractive risk adjusted returns to investors.

The Committee considers the following factors when establishing rates:

•	general economic environment, taking into account economic slowdowns or expansions;

•	the balance of funds and demand for credit through our platform, taking into account whether borrowing requests exceed investor commitments or vice versa;

•	estimated default rates per loan type; and

•	competitive factors, taking into account the consumer credit rates set by other lending platforms and major financial institutions.

Set forth below is a chart describing the interest rates currently assigned to member loans for each of the Lending Club loan grades:

Sub-Grade	Interest Rate
A1	6.03%
A2	6.49%
A3	7.12%
A4	7.69%
A5	8.39%
B1	9.17%
B2	10.15%
B3	10.99%
B4	11.67%
B5	12.49%
C1	12.99%
C2	13.35%
C3	13.98%
C4	14.49%
C5	14.99%
D1	15.61%
D2	16.29%
D3	16.99%
D4	17.57%
D5	18.24%
E1	18.99%
E2	19.52%
E3	20.20%
E4	20.99%
E5	22.15%
F1	23.43%
F2	24.08%
F3	24.50%
F4	24.99%
F5	25.57%
G1	25.80%
G2	25.83%
G3	25.89%
G4	25.99%
G5	26.06%

The Committee has adjusted the Lending Club base rate from time to time in the past and will continue to do so. When the Committee makes adjustment to our base rate, we will supplement the prospectus and will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate

The following tables illustrate hypothetical annual return information with respect to the Notes, grouped by Lending Club sub-grade and term. The information in these tables is not based on actual results for investors and is presented only to illustrate the effects by sub-grade on hypothetical annual Note returns of Lending Club’s 1.00% service charge. By column, each table presents:

•	loan sub-grades;

•	the annual stated interest rate;

•	the hypothetical assumed default rate;

•	the reduction in the annual return of the hypothetical assumed default rate result due to Lending Club’s 1.00% service charge on both interest and principal payments; and

•	the hypothetical annual returns on Notes assuming the assumed default rate were to occur, net of Lending Club’s service charge.

Three Year Term

Loan Grade	Interest Rate	Reduction in Return Due to Lending Club’s 1.00% Service Charge	Returns Rate After Lending Club’s 1.00% Service Charge
A1	6.03%	0.67%	5.36%
A2	6.49%	0.68%	5.81%
A3	7.12%	0.68%	6.44%
A4	7.69%	0.68%	7.01%
A5	8.39%	0.68%	7.71%
B1	9.17%	0.69%	8.48%
B2	10.15%	0.69%	9.46%
B3	10.99%	0.69%	10.30%
B4	11.67%	0.70%	10.97%
B5	12.49%	0.70%	11.79%
C1	12.99%	0.70%	12.29%
C2	13.35%	0.70%	12.65%
C3	13.98%	0.71%	13.27%
C4	14.49%	0.71%	13.78%
C5	14.99%	0.71%	14.28%
D1	15.61%	0.71%	14.90%
D2	16.29%	0.72%	15.57%
D3	16.99%	0.72%	16.27%
D4	17.57%	0.72%	16.85%
D5	18.24%	0.72%	17.52%
E1	18.99%	0.73%	18.26%
E2	19.52%	0.73%	18.79%
E3	20.20%	0.73%	19.47%
E4	20.99%	0.74%	20.25%
E5	22.15%	0.74%	21.41%
F1	23.43%	0.75%	22.68%
F2	24.08%	0.75%	23.33%
F3	24.50%	0.75%	23.75%
F4	24.99%	0.75%	24.24%
F5	25.57%	0.76%	24.81%
G1	25.80%	0.76%	25.04%
G2	25.83%	0.76%	25.07%
G3	25.89%	0.76%	25.13%
G4	25.99%	0.76%	25.23%
G5	26.06%	0.76%	25.30%

Five-Year Term

Loan Grade	Interest Rate	Reduction in Return Due to Lending Club’s 1.00% Service Charge	Returns After Lending Club’s 1.00% Service Charge
A1	6.03%	0.42%	5.61%
A2	6.49%	0.42%	6.07%
A3	7.12%	0.42%	6.69%
A4	7.69%	0.42%	7.26%
A5	8.39%	0.43%	7.96%
B1	9.17%	0.43%	8.74%
B2	10.15%	0.43%	9.71%
B3	10.99%	0.44%	10.55%
B4	11.67%	0.44%	11.23%
B5	12.49%	0.44%	12.04%
C1	12.99%	0.45%	12.54%
C2	13.35%	0.45%	12.90%
C3	13.98%	0.45%	13.53%
C4	14.49%	0.45%	14.03%
C5	14.99%	0.45%	14.53%
D1	15.61%	0.46%	15.15%
D2	16.29%	0.46%	15.83%
D3	16.99%	0.46%	16.52%
D4	17.57%	0.47%	17.10%
D5	18.24%	0.47%	17.77%
E1	18.99%	0.47%	18.51%
E2	19.52%	0.48%	19.04%
E3	20.20%	0.48%	19.72%
E4	20.99%	0.48%	20.50%
E5	22.15%	0.49%	21.66%
F1	23.43%	0.49%	22.93%
F2	24.08%	0.50%	23.58%
F3	24.50%	0.50%	24.00%
F4	24.99%	0.50%	24.48%
F5	25.57%	0.50%	25.06%
G1	25.80%	0.51%	25.29%
G2	25.83%	0.51%	25.32%
G3	25.89%	0.51%	25.38%
G4	25.99%	0.51%	25.48%
G5	26.06%	0.51%	25.55%

Illustration of Service Charge if Prepayment Occurs

The Lending Club platform allows a borrower member to prepay a member loan at any time without penalty, and all prepayments are subject to our 1.00% charge. Prepayments will reduce or eliminate the interest payments you expect to receive on a Note.

Thus, assume for example that an investor purchases a $100.00 Note corresponding to a member loan bearing interest at 8.00%. If the member loan is paid in full according to its terms over its full three year term, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $12.62, or $12.75 minus the 1.00% service charge.

Assume, however, that the member loan corresponding to the Note is fully prepaid:

•	If the member loan is prepaid one month after issuance, the investor will receive a Note principal payment of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $0.66, or $0.67 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 6 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $3.71, or $3.75 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 12 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $6.81, or $6.88 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 24 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $11.08, or $11.19 minus the 1.00% service charge.

For information about historical loan prepayment information, see “Statistical Information on our Standard Program Loan Portfolio.”

Standard Terms for Loans

Consumer loans are unsecured obligations of individual borrowers with a fixed interest rate and a maturity of three years or five years. Loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment, we reduce the outstanding principal balance and the term of the Loan is effectively reduced as the monthly payment remains unchanged.

Borrowers pay an origination fee to WebBank upon the successful closing of the Loan. As requested by WebBank, we deduct and retain the origination fee from the Loan amount prior to the disbursement of the net amount to the borrower. The consumer loan origination fee is determined by the term and credit grade of the Loan and ranges from 1.11% to 5.00% of the original principal amount.

Identity Fraud Reimbursement

We reimburse investors for the unpaid principal balance of a Loan obtained through identity fraud. We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud. This reimbursement for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower’s creditworthiness. We expect the incidence of identity fraud on our platform to be low because of our identity verification process. From the time we began issuing Notes in October 2008 through December 31, 2013, we have reimbursed investors a total of $0.5 million in 51 cases of confirmed identity fraud.

How the Investment Process Works

After a Standard Program Loan request has been listed on our website, investors who have registered with us and who reside in states in which the Notes are available for sale may commit to purchase Notes dependent on the loan requested by the borrower.

Certificate holders can also commit to invest in a Standard Program Loan through the platform. Certificates are sold in private transactions between the Trust and accredited investors or qualified purchasers. The terms of Certificates are substantially identical to those of Notes, except that investors in Certificates may pay an asset-based management fee instead of the cash flow-based servicing fee paid by investors in Notes.

Investors navigate our website as follows. Investors may browse all active loan listings and they may also use search criteria to narrow the list of loan listings they are viewing. The available search criteria include loan grade, borrower credit score range, number of recent delinquencies and Loan funding status, as well as a free-search field. The free-search field returns results based on the word entered as the search. As investors browse the loan listings, they can click on any of the Loans to view additional detail. The Loan detail page includes general information about the borrower and the loan request that is viewable by non-members, and more detail (including credit data) viewable only by signed-in investors. Once signed-in, investors may select any of the displayed loan listings and add them to their “order,” which is akin to a shopping basket. Investors may add as many loans as they want to their order, provided that the aggregate amount of their order does not exceed the funds available. Once an investor has finished building an order, the investor may click the “check out” button, review the “order” one more time and then click the confirmation button to commit funds to the order. Funds committed represent commitments to purchase Notes or invest through a Certificate that are dependent on the selected loan for payment. From that point on, the funds committed by the investor are no longer available for use by the investor and may no longer be withdrawn or committed to other loans (unless and until loans included in the order are not issued, in which case the corresponding funds become available to the investor again).

A single borrower’s loan request can be funded by many different investors in various amounts that are in $25 increments.

Portfolio Tool and Automated Investing

In making investment commitments, investors may use our “Portfolio Tool,” a search tool that creates a listing of available loans that meet all of the investment criteria selected by the investor. Investors may adjust the search or its output without committing to invest.

The Portfolio Tool is provided for informational purposes only and should not be considered as investment criteria regarding an investor’s particular investment situation. Lists may be modified or rejected in whole or in part. Investors should always review the list created and modify it to suit their particular needs and risk profile.

Automated Investing is a service for accounts with at least $2,500 that automatically matches the investor investment criteria with available inventory. Investors are able to update their investment criteria and are able to turn on and off this service at any time. There is no fee for using Automated Investing. Standard servicing, asset under management and / or collection fees still apply.

Loan Funding and Treatment of Investor Cash Balances

Note investors’ funds are held in a bank account maintained by us at Wells Fargo Bank. This account is a pooled non-interest bearing demand deposit account, titled in our name as trustee for investors, and is known as the “in trust for” (“ITF”) Account.

Individual investors have no direct relationship with Wells Fargo via the ITF Account; LC initiates cash transfers into and out of the ITF Account in its role as account trustee. In addition to outlining the rights of investors, the trust agreement provides that we disclaim any economic interest in the assets in the ITF Account and also provides that each investor disclaims any right, title or interest in the assets of any other investor in the ITF Account.

Under the ITF Account, we maintain sub-accounts for each of the investors on our platform to track and report funds committed by investors to purchase Notes or loans, as well as payments received from borrowers that are paid on the related Note or loan. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the ITF Account.

The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds that a specific investor has on deposit with Wells Fargo, may count against any applicable FDIC insurance limits for that investor.

Funds from investors in Certificates are held in custodial accounts titled in the name of an independent custodian. These funds may only be invested or reinvested in Certificates issued by the Trust, temporarily invested to avoid idle cash, or may be returned to investors via scheduled distributions or requested withdrawals. Each custodial account balance is protected by FDIC insurance up to the limits established by the FDIC for such custodial (non-trust) accounts. We believe that the custodial bank accounts are not FDIC-insured on a “pass through” basis to the individual investors pursuant to FDIC deposit insurance provisions and requirements.

Our monies are not commingled with the assets of investors held in the ITF or custodial accounts.

Purchases of Notes and Loan Closings

Once an investor has decided to purchase one or more Notes that are dependent on member loans and prefunded the investor’s Lending Club account with sufficient cash, we proceed with the purchase and sale of the Notes to the investor and facilitate the closing of the corresponding member loans. At a Note closing, when we issue a Note to an investor and register the Note on our books and records, we transfer the principal amount of such Note from such investor’s sub-account under the ITF account to a funding account maintained by WebBank. This transfer represents the payment by the investor of the purchase price for the Note. These proceeds are designated for the funding of the particular member loan selected by the investor. WebBank is the true creditor for all member loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States, except that we do not currently offer member loans in certain states. WebBank disburses the loan proceeds to the borrower member who is receiving the member loan. An individual member loan generally closes the first business day after i) we receive Note funding commitments in an aggregate amount equal to the amount of the loan request, ii) the end of the 14 day listing period or iii) when the borrower member agrees to take a lesser amount equal to the amount of Note commitments received up to that time.

At the closing of the borrower member’s loan, we execute an electronic promissory note on the borrower member’s behalf for the final loan amount under a power of attorney on behalf of the borrower member. WebBank then electronically indorses the promissory note to us and assigns the borrower member’s loan agreement to us without recourse to WebBank.

The promissory note and the loan agreement contain customary agreements and covenants requiring the borrower members to repay their member loans and acknowledging our role as servicer for member loans. Borrowers authorize WebBank to disburse the loan proceeds by ACH transfer.

Investors know only the screen names, and do not know the actual names, of borrower members. The actual names and mailing addresses of the borrower members are known only to us and WebBank. We maintain custody of the electronically-executed promissory notes in electronic form on our platform.

Borrowers pay an origination fee upon the successful closing of the member loan. WebBank deducts the origination fee from the loan amount prior to disbursing the net amount to the borrower member and remits the fee to us. This fee is determined by the loan grade of the loan and ranges from 1.11% to 5.00% of the aggregate principal amount. The fees are:

Loan Origination Fees

36 Month Loans

Loan Grade	Lending Club Origination Fee
A1	1.11%
A2-A3	2.00%
A4-A5	3.00%
B	4.00%
C	5.00%
D	5.00%
E	5.00%
F	5.00%
G	5.00%

60 Month Loans

Loan Grade	Lending Club Origination Fee
A	3.00%
B	5.00%
C	5.00%
D	5.00%
E	5.00%
F	5.00%
G	5.00%

Trading Platform

Investors cannot sell their Notes except through the resale trading platform operated by FOLIOfn Investments, Inc. (“FOLIOfn”), an unaffiliated registered broker-dealer. This internet-based trading platform allows LC investors who establish a brokerage relationship with FOLIOfn (who we refer to as subscribers) to offer their Notes for sale. Only previously issued Notes can be traded through the FOLIOfn trading platform. The trading platform does not handle any aspect of the initial offer and sale of Notes by us. It also does not handle transfers or resales of Certificates. Subscribers may post orders to sell their Notes on the trading platform at prices established by the subscriber. Other subscribers have the opportunity to view these prices, along with historical information from the original Loan posting for the Loan corresponding to the Note, an updated credit score range of the borrower and the payment history of the Note.

Subscribers pay a 1% transaction fee charged by the registered broker-dealer when selling Notes. All Notes traded through the trading platform will continue to be subject to LC’s ongoing fees, including the ongoing service fee.

We are not a registered national securities exchange, securities information processor, clearing agency or broker-dealer. All securities services relating to the trading platform are provided by FOLIOfn. Neither we nor FOLIOfn will make any recommendations with respect to transactions on the trading platform. There is no assurance that investors will be able to establish a brokerage relationship with the registered broker-dealer. Furthermore, we cannot assure subscribers that they will be able to sell Notes they offer for resale through the trading platform at the offered price or any other price nor can we offer any assurance that the trading platform will continue to be available to subscribers. The trading platform is not available to residents of all states. During 2013, it took an average of approximately four days to sell a Note on FOLIOfn with an offer price at or below par.

Participation in the Funding of Loans by Lending Club and Its Affiliates

We are obligated to ensure funding for consumer loans originated through direct mail marketing campaigns and will fund these consumer loans as needed. As of June 30, 2014, we had funded no such consumer loans under this program. We have and may in the future choose to invest in Loans or portions of Loans for various reasons including customer service accommodations. During the six months ended June 30, 2014, we funded $4.4 million in consumer loans. As of June 30, 2014, the outstanding principal balance of all consumer loans owned by us was $0.5 million.

Our executive officers, directors and 5% stockholders, also have funded portions of loans requests from time to time in the past, and may do so in the future. See “Transactions With Related Persons” in Item 13 of our Annual Report.

Any loan funded by LC or our executive officers, directors and 5% stockholders is on the same terms and conditions as available to other investors.

The Funds And Trust

In October 2010, we formed LC Advisors, LLC (LCA), an SEC-registered investment advisor wholly owned by Lending Club. LCA is the general partner of five investment funds: Broad Based Consumer Credit Fund, L.P. (“BBF”), Broad Based Consumer Credit (Q) Fund, L.P. (“BBF-QP”), Broad Based Consumer Credit II Fund, L.P. (“BBF II”), Conservative Consumer Credit Fund, L.P. (“CCF”), and Conservative Consumer Credit (Q) Fund, L.P. (“CCF-QP”), which we refer to collectively as the Funds. In connection with the Funds, the Trust is structured as a bankruptcy-remote entity for holding portions of Loans related to Certificates purchased by the Funds separate and apart from the Loans and other assets of ours. We and the Trust have entered into a loan purchase agreement and a servicing agreement whereby we service the loans acquired by the Trust in a manner identical to other Loans; the Trust earns a fee equal to 40 basis points for each Certificate holder and we earn a servicing fee equal to 35 basis points, which is paid by the Trust.

Beginning January 2012, LCA began offering SMAs to individual accredited investors. Investors with SMAs invest in Certificates issued by the Trust.

LCA’s contribution to the Company’s overall consolidated financial results will be primarily driven by the combination of assets under management, the investment performance of the Funds and SMA investors and the ability to attract additional investors. Competitive investment performance in rising markets and preservation of fund investor capital during periods of market volatility or declining economic conditions are key determinates of the long term success of LCA’s business.

The table below presents our summary of changes in assets under management for LCA, stated at amortized cost except for appreciation which includes fair value adjustments for investments (in millions):

Balance at December 31, 2013	$740.2
Net capital contributions	71.7
Appreciation	33.5

Balance at June 30, 2014	$845.4

Post-Closing Loan Servicing and Collection

We begin servicing loans immediately after we purchase them.

We assess investors a service charge in respect of their Notes. Our service charge is equal to 1.00% of the payments for principal, interest and late fees received by us from borrower members in respect of each corresponding Member Loan (in each case excluding any payments due to us on account of portions of the corresponding Member Loan, if any, funded by us).

Beginning in March 2011, we began charging certificate investors in our private investment funds monthly management fees that are based on the month-end balances of their partners’ capital accounts. These management fees, which are charged in lieu of servicing fees on the certificates are recorded in other revenue.

Our procedures generally involve the automatic debiting of borrower bank accounts by ACH transfer for the scheduled monthly principal and interest payments due on the Member Loan. If a borrower member chooses to make a loan payment by check, we impose a $15.00 check processing fee per payment, subject to applicable law. We retain 100% of any check processing and other processing fees we receive to cover our costs.

Loan payments are transferred to a clearing account in our name where they remain for two business days. Thereafter, we make payments on the Notes and certificates by transferring the appropriate funds to the ITF and custodial accounts and allocating amounts received on specific Member Loans to the appropriate investor’s sub-account. We retain amounts due to us for servicing Notes and then periodically transfer such funds from the clearing account to another operating account of ours. An investor may transfer uncommitted funds out of the investor’s Lending Club sub-account in the ITF or custodial accounts by ACH or wire transfer to the investor’s designated bank account at any time, subject to normal execution times for such transfers (generally 1-3 days).

We disclose on our website to the relevant investors and report to consumer reporting agencies regarding borrower members’ payment performance on our Member Loans. We have also made arrangements for collection procedures in the event of borrower member default. When a Member Loan is past due and payment has not been received, we contact the borrower member to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. The amount of the late payment fee is the greater of 5.00% of the unpaid payment amount or $15.00, or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to investors, net of our service charge, if applicable. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. We may also work with a borrower member to structure a new payment plan in respect of the Member Loan without the consent of any holder of the investors related to that Member Loan. Under the indenture for the Notes, we are required to use commercially reasonable efforts to service and collect Member Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Member Loans.

Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $15.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of the payment.

If a loan becomes overdue, we either refer the loan to an outside collection agent or to our in-house collections department. We generally use our in-house collections department as a first step when a borrower member misses a payment. In the event that our initial in-house attempts to contact a borrower member are unsuccessful, we generally refer the delinquent account to the outside collection agent. Amounts equal to any recoveries we receive from the collection process are payable to Note and certificate investors on a pro rata basis, subject to our deduction of our 1.00% service charge, if applicable, and an additional collection fee. The investor is only charged the additional collection fee if the collection agency or we are able to collect a payment.

The following table summarizes the fees that we charge and how these fees affect investors:

Description of Fee	Fee Amount	When Fee is Charged	Effect on Investors
Service fee on Notes	1.00% of the principal, interest and late fees received by LC from borrowers on each corresponding loan (in each case excluding any payments due to LC on account of portions of the corresponding loan, if any, funded by LC itself)	At the time of payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding loans	The service fee will reduce the effective yield on Notes.

Late payment fee	Assessed in our discretion; if assessed, the late fee is the greater of 5.00% of the unpaid installment amount, or $15.00, unless a lesser amount is required by law, and may be charged only once per late payment	In our discretion, when a loan is past due and payment has not been received after a 15-day grace period	Amounts equal to any late payment fees we receive are paid to holders of the Notes corresponding to the relevant loan, net of our 1.00% service charge

Loan unsuccessful payment fee	$15.00 per unsuccessful payment, unless a lesser amount is required by law	May be assessed each time a payment request is denied, due to insufficient funds in the borrowers’s account or for any other reason	We retain 100% of this unsuccessful payment fee to cover our costs.

Loan collection fee	For pre- and post- charged off loans: Charged only if collection agency or LC is able to collect payment; collection fee is up to 35%, excluding litigation	At the time of successful collection	Collection fees charged by us or a third-party collection agency may be charged to investors which will reduce payments and the effective yield on the related Notes.

Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs.

We disclose borrower payment performance on our website to the relevant investors and also report that information to consumer reporting agencies. We have collection procedures in place to deal with defaults by borrowers. When a loan is past due, we contact the borrower to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. We may also work with a borrower to structure a new payment plan without the consent of any holder of the Notes or Certificates related to that loan. Under the indenture for the Notes, we are required to use commercially reasonable efforts to service and collect loans, in good faith, accurately and in accordance with industry standards customary for servicing loans.

If a loan becomes 31 days overdue, we identify the loan on our website as “Late (31-120),” and we either refer the loan to an outside collection agent or to our in-house collections department. We generally use our in-house collections department as a first step when a borrower misses a loan payment. In the event that our initial in-house attempts to contact a borrower are unsuccessful, we generally refer the delinquent account to the outside collection agent. Amounts equal to any recoveries we receive from the collection process are payable to Note and Certificate investors on a pro rata basis, subject to our deduction of our service charge, if applicable, and an additional collection fee. The investor is only charged the additional collection fee if we or the collection agency are able to collect a payment.

Investors are able to monitor the status of collections as the status of a loan switches from “Late (15-30 days)” to “Late (31-120 days)” to “current” for example, but cannot participate in or otherwise intervene in the collection process.

If a borrower dies while a loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us. We then file a claim against the borrower’s estate to attempt to recover the outstanding loan balance. Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding loan in full, we will treat the unsatisfied portion of a loan as defaulted with zero value. In addition, if a borrower dies near the end of the final maturity of a loan, it is unlikely that any further payments will be made on any Notes or Certificates corresponding to such loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our collection process changes in the event of a borrower bankruptcy filing. When we receive notice of the bankruptcy filing, as required by law, we cease all collection actions on the loan. The status of the loan, which the relevant investors may view, switches to “bankruptcy.” We next determine what we believe to be an appropriate approach to dealing with the borrower’s bankruptcy. If the proceeding seeks liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the loan.

We file a proof of claim involving the borrower when permitted. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower will be entirely within our discretion and will depend upon certain factors including:

•	if the borrower used the proceeds of a loan in a way other than that which was described in the borrower’s application;

•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower’s behalf; and

•	our view of the costs and benefits to us of any proposed action.

Customer Support

We provide customer support to our borrower members and investors. For most Lending Club members, their experience is entirely web-based. We include detailed frequently asked questions (“FAQs”) on our website. We also post detailed fee information and the full text of our member legal agreements.

We make additional customer support available to members by email and phone. Our customer support team is located at our headquarters in San Francisco, California.

USE OF PROCEEDS

We will use the proceeds of each series of Notes to fund a member loan through the Lending Club platform designated by the investors purchasing such series of Notes. See “About the Loan Platform” for more information.

PLAN OF DISTRIBUTION

The Notes will be offered by Lending Club or through the efforts of brokers or dealers with whom we may enter into agreements with from time to time. In connection with such agreements, we may agree to indemnify these brokers or dealers for certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in any agreement with such brokers or dealers, and, potentially, to contribute to payments that the brokers or dealers may be required to make for these liabilities. We will pay all commissions to brokers or dealers, or in certain circumstances we, at the request of the broker or dealer, will deliver any payment that would have been paid to the broker or dealer to a specified investor.

All purchases of Notes will be made by investors through our website.

All Notes will be offered to Lending Club investors at 100% of their principal amount, there will be no underwriters or underwriting discounts or commissions paid on the Notes.

Electronic Distribution

The information on any website maintained by any other third party is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us and should not be relied upon by any investor.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.

In addition, minimum financial suitability standards and maximum investment limits have been established for investors. These minimum suitability standards and maximum investment limits are as follows. Any additional or different requirements for residents of the state in which you reside will be added by prospectus supplement.

In states other than California or Kentucky, investors must either:

•	have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•	have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors:

•	must have an annual gross income of at least $85,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $85,000; or

•	must have a net worth (determined with the same exclusions) of at least $200,000.

If a California investor does not satisfy either of the above tests, the investor may still invest up to $2,500 in our Notes.

In Kentucky, investors

•	must qualify as “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Investors must represent in the investor agreement that they meet the applicable minimum suitability requirements.

DESCRIPTION OF THE NOTES

General

The Notes will be issued in series under an indenture, which we refer to as the indenture, dated October 10, 2008, as amended or supplemented, between Lending Club and CSC, who replaced Wells Fargo as trustee, in November 2013.

Each series of Notes corresponds to one borrower member loan. All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest. The Notes of each series will have a stated interest rate that is the same as the interest rate for the corresponding borrower member loan and an aggregate stated principal amount equal to the investors’ aggregate commitment to purchase Notes the proceeds of which they have designated to fund the corresponding member loan.

Notwithstanding the foregoing, Lending Club has no obligation to make any payments on the Notes unless, and then only to the extent that, Lending Club has received payments on the corresponding member loan, as described under “— Payments on the Notes.” The Notes will also be subject to prepayment without penalty under certain circumstances as described under “— Prepayments.”

Notes of each series will have an initial term of three or five years and four business days, which is four business days longer than the term of the corresponding member loan. The four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrower members. If there are amounts owing to Lending Club in respect of the corresponding member loan with a three-year term at the initial maturity of a Note, the term of the Note will be automatically extended to the fifth anniversary of initial issuance, which we refer to as the “final maturity,” to allow the holder to receive any payments that Lending Club receives on the corresponding member loan after the maturity of the corresponding member loan. Lending Club will not extend the term for any Note corresponding to a loan with a term of five-years.

The indenture does not limit the aggregate principal amount of Notes that Lending Club can issue under the indenture, but each series of Notes will be effectively limited to a maximum principal amount of $35,000, which is the largest possible initial principal amount of a member loan. If in the future Lending Club changes the maximum amount of a permitted borrower loan request, then the maximum aggregate principal amount of Notes per series would also increase. The aggregate principal amount of Notes of each series will equal the aggregate amount of funds designated by investors to fund the corresponding member loan. When Lending Club funds some or all of a member loan itself, no Notes will be issued to Lending Club for the amounts of the member loan that Lending Club determines to fund itself.

We will use all proceeds we receive from purchases of the Notes to purchase the corresponding member loans from WebBank.

Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Lending Club. The Notes will be unsecured special, limited obligations of Lending Club. Lending Club will be obligated to pay principal and interest on each Note in a series only if and to the extent that Lending Club receives principal, interest or late fee payments from the borrower member on the corresponding member loan funded by the proceeds of that series, and such borrower member loan payments will be shared ratably among all Notes of the series after deduction of Lending Club’s service charge and any payments due to Lending Club on account of the portions of the member loan, if any, funded by Lending Club itself. In the event of a bankruptcy or similar proceeding of Lending Club, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Lending Club with respect to payment from the proceeds of the member loan corresponding to that Note or other assets of Lending Club is uncertain. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Lending Club that may or may not be limited in recovery to the corresponding borrower member loan payments.

The indenture does not contain any provisions that limit Lending Club’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described under “Limitations on Payments,” Lending Club will make payments of principal and interest on the Notes within four business days of receiving Member Loan Payments (as defined below) in respect of the corresponding member loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing for either 36 or 60 monthly payments on payment dates that fall four business days following the due date for each installment of principal and interest on the corresponding member loan. The extra four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each Note will be the same as the interest rate on the corresponding member loan and interest will be computed and will accrue on the Note in the same manner as the interest on the corresponding member loan is computed and accrues. The Service Charge described below will reduce the effective yield on your Notes below their stated interest rate.

Lending Club will be the initial paying agent for the Notes. Lending Club will make all required payments on each Note to the Lending Club account of the holder in whose name the Note is registered on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the ACH system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the Member Loan Net Payments, if any.

For each series of Notes, “Member Loan Net Payments” means the amounts, if any, equal to the Member Loan Payments from the corresponding member loan minus the applicable Service Charge.

“Member Loan Payments” for each series of Notes means all amounts received by Lending Club in connection with the corresponding member loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by Lending Club upon collection efforts with respect to the corresponding member loan, but excluding the Unsuccessful Payment Fee, any check processing fees, any collection fees imposed by Lending Club or Lending Club’s third-party collection agency and any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club itself.

The “Service Charge” is an amount equal to 1.00% of all Member Loan Payments.

The “Unsuccessful Payment Fee” is a $15.00 fee or such lesser amount permitted by law charged by Lending Club when Lending Club’s payment request is denied for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.

To the extent that anticipated Member Loan Payments from a member loan are not received by Lending Club, no payments will be due and payable by Lending Club on the Notes related to that member loan, and a holder of a Note will not have any rights against Lending Club, the borrower member or the member loan corresponding to such holder’s Note.

Prepayments

To the extent that a borrower member prepays a corresponding member loan, such prepayment amount will be a Member Loan Payment and holders of Notes related to that corresponding member loan will be entitled to receive their pro rata shares of the prepayment net of the applicable service charge. In the case of a partial prepayment of a corresponding member loan, we automatically reduce the outstanding principal and the term of the loan is effectively reduced as the monthly payment amount remains unchanged.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a member loan, Lending Club will redeem all of the Notes of the series corresponding to such member loan for 100% of the outstanding principal amount of such Notes. An “identity fraud incident” means that the corresponding member loan has been obtained as a result of identity theft or fraud on the part of the purported borrower member. We may, in our discretion, require proof of the identity theft or fraud, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the corresponding member loan.

Servicing Covenant

Lending Club is obligated to use commercially reasonable efforts to service and collect the member loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the member loans. If Lending Club refers a delinquent member loan to a collection agency on the 31st day of its delinquency, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, Lending Club may, at any time and from time to time, amend or waive any term of a member loan, and may transfer, sell or cancel any member loan where any payment is more than 120 days delinquent without the consent of any holder of any Notes of the series corresponding to such member loan. In the event that Lending Club undertakes such a modification, waiver, transfer, sale or cancellation, Lending Club will notify the relevant investor by email, and the impact of such action will be reflected in the investor’s account. See “About the Loan Platform — Post-Closing Loan Servicing and Collection” for a description of Lending Club’s imposition of late fees. Lending Club will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the member loans.

The indenture contains no financial covenants or other covenants limiting Lending Club’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The indenture prohibits Lending Club from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•	the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 and integral multiples of $25. The Notes will be issued only in registered form and only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website. We will not issue certificates for the Notes. Investors will be required to hold their Notes through Lending Club’s electronic Note register.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the investors in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. All Notes must be held by Lending Club members. The Notes generally will not be transferable except through the Note Trading Platform by FOLIOfn. Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a resale trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer. The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order. There can be no assurance, however, that an active market for Notes will develop on the trading system, that particular Notes will be resold or that the system will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

Full Amortization; No Sinking Fund

The Notes are fully amortizing. There will be no sinking fund for the Notes.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	failure by Lending Club to make required payments on the Notes for 30 days past the applicable due date;

•	failure by Lending Club to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•	specified events relating to Lending Club’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower member does not make payments to us on the member loan corresponding with the particular series of Notes. In that case, Lending Club is not required to make payments on Notes, so no default occurs. An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all such notes waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture requires us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of any of the Notes or a default with respect to the Notes that causes them to be accelerated, may give rise to a cross-default under our other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•	all of the Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes;

if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

CSC is the trustee under the indenture. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Investor Agreement

When an investor registers on the platform, the investor enters into an investor agreement with us that governs the investor’s purchases of Notes from time to time from us. Under the agreement, we provide the investor the opportunity through the platform to review loan requests, purchase Notes and instruct us to apply the proceeds from the sale of each Note to the funding of a specific member loan the investor has designated.

Under the agreement, the investor must commit to purchase a Note to fund a member loan prior to the origination of that loan. At the time the investor commits to purchase a Note the investor must have sufficient funds in the investor’s account with us to complete the purchase, and the investor will not have access to those funds after making the purchase commitment unless and until we notify the investor that the member loan will not be funded. Once the investor makes a purchase commitment, it is irrevocable regardless of whether the full amount of the borrower member’s loan request is funded. If the member loan does not close, then we will inform the investor and release him or her from the purchase commitment.

The agreement describes our limited obligation to redeem Notes in the case of identity fraud, which is described above. The investor agrees that in such circumstances the investor will have no rights with respect to any such Notes except the crediting of the purchase price to the investor’s account.

The investor agrees that the investor has no right to make any attempt, directly or through any third party, to take any action to collect from the borrower members on the investor’s Notes or the corresponding member loans.

The investor acknowledges that the Notes are intended to be indebtedness of Lending Club for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The investor also acknowledges that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described under “Material U.S. Federal Income Tax Considerations — Taxation of Payments on the Notes.”

The investor acknowledges that the Notes are not transferable at this time and that the investor intends to hold the Notes until maturity and has no intention to distribute the Notes.

The agreement describes the limitations on payments on the Notes, which are described above. We expressly disclaim any representations as to a borrower member’s ability to pay the corresponding member loan and do not act as a guarantor of any corresponding member loan payments by any borrower member.

The parties make customary representations and warranties to each other, and the investor represents and warrants that the investor has not made a decision in connection with any loan requests on the Lending Club platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.

The investor acknowledges and agrees that we assume no advisory or fiduciary responsibility in the investor’s favor in connection with the purchase and sale of the Notes and we have not provided the investor with any legal, accounting, regulatory or tax advice with respect to the Notes.

The investor represents and warrants that the investor meets minimum financial suitability standards and maximum investment limits. See “Financial Suitability Requirements.”

The agreement provides that neither party is liable to the other party for any lost profits, or special, exemplary, consequential or punitive damages.

The agreement provides that it is subject to binding arbitration. It also provides that the parties waive a jury trial in any litigation related to the agreement and any member loans or other agreements related to the investor agreement. The agreement will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion constitutes the full opinion of our tax counsel, Fenwick & West LLP, regarding the material U.S. federal income tax considerations generally applicable to purchasers of Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies only to investors who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	Non-U.S. Holders (as defined below); or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Classification of the Notes

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. In general, a taxpayer is bound by the form of a transaction for U.S. federal income tax purposes. In form, the Notes will be obligations of Lending Club. Accordingly, although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes.

The IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below. Where the form of a transaction does not reflect the economic realities of the transaction, the substance rather than the form should determine the tax consequences. Each series of Notes will correspond to a member loan, and Lending Club has no obligation to make any payments on the Notes unless, and then only to the extent that, Lending Club has received payments on the corresponding member loan. Accordingly, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding member loan for U.S. federal income tax purposes. The IRS could also determine that the Notes are not indebtedness of Lending Club but another financial instrument (including an equity interest or a derivative financial instrument).

Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion is based upon the assumption that each Note will be treated as a debt instrument of Lending Club for U.S. federal income tax purposes. Unless otherwise noted, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

The Notes will have original issue discount, or OID, for U.S. federal income tax purposes because the interest on the Notes is not unconditionally payable by Lending Club, but rather payments are made to the investors to the extent payments are received by Lending Club on the corresponding member loan. A U.S. Holder of a Note will be required to include such OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. Holder’s regular method of tax accounting. If a Note is paid in accordance with its payment schedule, which will be available on the holder’s account page at www.lendingclub.com, the amount of OID includible in income by a U.S. Holder is anticipated to be based on the yield of the Note determined net of the 1.00% service charge, as described below, which yield will be lower than the stated interest rate on the Note. As a result, the holder will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note. On the other hand, if a payment on a Note is not made in accordance with such payment schedule, for example because the borrower member did not make timely payment in respect of the corresponding member loan, a U.S. Holder will be required to include such amount of OID in taxable income as interest even though such interest has not been paid.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies generally may be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because Lending Club is obligated to make payments on a Note only to the extent that Lending Club receives payments on the corresponding member loan. The payment schedule for each Note, which will be available on the holder’s account page at www.lendingclub.com, provides for payments of principal and interest (net of the 1.00% service charge) on the Note in accordance with the payment schedule for the corresponding member loan. In addition to scheduled payments, Lending Club will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note, and late fees collected on the member loan corresponding to a Note will be paid to the holders of the Note. Notwithstanding such contingencies, Lending Club has determined to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because Lending Club believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. If in the future Lending Club determines that the previous sentence does not apply to a Note, Lending Club anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and shall so notify U.S. Holders of the Note.

Lending Club’s determination is not binding on the IRS. If the IRS determines that the Notes are “contingent payment debt instruments” due to the contingencies described above (or in the future, if Lending Club so concludes with respect to a particular series of Notes), the Notes will be subject to special rules applicable to contingent payment debt instruments. Such rules generally require a holder to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be higher or lower than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, or retirement of the debt instrument and treat any loss recognized on such a disposition as an ordinary loss to the extent of prior OID inclusions and as capital loss thereafter. This discussion assumes that the Notes are not subject to the contingent payment debt instrument rules.

The OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note (net of the 1.00% service charge) under the payment schedule of the Note. The issue price of the Notes will equal the principal amount of the Notes.

The amount of OID includible in a U.S. Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the 1.00% service charge). A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the 1.00% service charge) under the payment schedule of the Note, produces an amount equal to the issue price of such note.

Cash payments of interest and principal (net of the 1.00% service charge) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. In general, the U.S. Holder’s adjusted tax basis of the Note will equal the U.S. Holder’s cost for the Note, increased by the OID and market discount previously included in gross income by the holder, as discussed below, and reduced by any payments previously received by the holder in respect of the Note.

Except as described below with respect to any Note acquired at a market discount or, as discussed above, treated as a contingent payment debt instrument, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition, such Note has been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2013), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Prepayments

As discussed above, Lending Club will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note. If Lending Club prepays a note in full, the Note will be treated as retired, and, as described above, a U.S. Holder generally will have gain or loss equal to the difference, if any, between the amount realized upon the retirement and the U.S. Holder’s adjusted tax basis in the Note. If Lending Club prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Note retired and (ii) the OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, holder’s adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If a U.S. Holder purchases a Note on the trading platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by the U.S. Holder. Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless the U.S. Holder elects to accrue market discount on a constant yield basis. In addition, a U.S. Holder may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred or continued to purchase or carry such Note.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Investors should consult their own tax advisors before making this election.

Acquisition Premium

If a U.S. Holder purchases a Note on the trading platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If a U.S. Holder purchases a Note on the trading platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, the U.S. holder will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on the member loan corresponding to the Notes will be paid to the holders of the Notes. Lending Club anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to a U.S. Holder of Notes should be taxable as ordinary income at the time such fees are paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Member Loans Corresponding to Note — Automatic Extension

In the event that Lending Club does not make scheduled payments on a Note as a result of nonpayment by a borrower member on the member loan corresponding to the Note, a U.S. Holder must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension for a three (3) year term loan, the final maturity date, except as described below. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower member, Lending Club may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed above) even if not subject to these rules at the time of original issuance. In addition, in the event that a three (3) year term Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the member loan corresponding to the Note, the Note may be treated as reissued and become subject to the contingent payment debt instrument rules. As discussed above, contingent payment debt instruments are subject to special rules. If Lending Club determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify the U.S. holders and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, a U.S. Holder may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether a U.S. Holder may stop accruing OID if scheduled payments on a Note are not made. U.S. Holders should consult their own tax advisors regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a result of Worthlessness

In the event that a Note becomes wholly worthless, a U.S. Holder generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a capital loss in the taxable year the Note becomes wholly worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless.

Backup Withholding and Information Reporting

In general, Lending Club will be required to provide information returns to non-corporate U.S. Holders, and corresponding returns to the IRS, with respect to (i) payments, and accruals of OID, on the Notes and (ii) payments with respect to proceeds from a sale, retirement or other taxable disposition of a Note. In addition, a non-corporate U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Foreign Accounts

The Foreign Account Tax Compliance Act, or “FATCA,” imposes withholding at a 30% rate on certain types of “withholdable payments” (including interest paid on, and the gross proceeds from the sale or other disposition of, debt instruments issued by a U.S. corporation) made to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code) (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner.

Recently issued Treasury regulations defer the effective date and provide that FATCA withholding will apply to payments of interest on Notes made after June 30, 2014 and to payments of gross proceeds from the sale or other disposition of Notes after December 31, 2016. In addition, the Treasury regulations provide that FATCA withholding generally will not apply to payments made on, or gross proceeds from a disposition of, a debt instrument such as the Notes, outstanding as of July 1, 2014 unless such debt instrument is materially modified on or after such date. Prospective investors should consult their tax advisors regarding the application of FATCA to the Notes.

STATISTICAL INFORMATION ON OUR STANDARD PROGRAM LOAN PORTFOLIO

Statistical Information on the Standard Program Loan Portfolio

The tables and charts set forth below relate only to Standard Program Loans.

In regards to the following historical information, prior performance is no guarantee of future results or outcomes.

From inception to June 30, 2014, we facilitated Standard Program Loans with an average original principal amount of $14,056 and an aggregate original principal amount of $4.7 billion. Out of 333,475 facilitated Standard Program Loans, 56,380 Standard Program Loans with an aggregate original principal amount of $669.8 million, or 14.29%, were fully paid.

The following table presents aggregated information about Standard Program Loans for the period from inception to June 30, 2014, grouped by the loan grade assigned by us:

Standard Program Loans Issued from Inception to June 30, 2014 by Grade

Loan Grade	Number of Loans	Average Interest Rate	Total Amount Issued
A1	6,941	5.99%	$82,891,375
A2	7,510	6.58%	89,761,975
A3	9,123	7.50%	119,070,575
A4	13,831	7.86%	181,347,375
A5	15,545	8.76%	213,040,800
B1	16,954	9.83%	211,144,425
B2	20,318	10.87%	265,805,625
B3	24,570	11.80%	311,263,425
B4	23,088	12.60%	303,777,975
B5	18,165	13.18%	229,287,275
C1	19,212	13.81%	250,576,350
C2	18,906	14.46%	255,467,450
C3	17,799	15.01%	254,678,425
C4	16,730	15.61%	247,167,750
C5	15,760	16.26%	239,100,350
D1	13,291	16.94%	190,681,000
D2	11,922	17.51%	165,257,475
D3	10,208	18.01%	145,526,925
D4	9,633	18.56%	148,622,600
D5	8,067	19.21%	130,056,650
E1	5,874	19.66%	100,496,800
E2	5,879	20.30%	102,118,875
E3	4,735	20.86%	84,333,850
E4	4,110	21.49%	74,804,150
E5	3,501	22.02%	63,564,950
F1	2,797	22.65%	50,619,500
F2	2,188	23.04%	42,007,525
F3	1,950	23.59%	35,166,325
F4	1,499	23.86%	29,065,450
F5	1,098	24.09%	23,146,075
G1	783	24.42%	16,455,125
G2	564	24.52%	11,622,100
G3	397	24.63%	8,547,700
G4	279	23.87%	5,951,000
G5	248	23.89%	4,878,200

Total	333,475	13.98%	$4,687,303,425

The following table presents aggregated consumer reporting agency information for Standard Program Loans issued from our inception to June 30, 2014, grouped by the loan grade assigned by us. This information is reported in the table as of the time of the loan application. As used in this table, “Delinquencies in the Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower’s credit file for the preceding two years from the date of loan application. We do not independently verify this information. All figures other than loan grade are agency reported at the time of application.

Consumer Reporting Agency Information for Standard Program Loans issued from Inception to June 30, 2014, grouped by Grade

Loan Grade	Average FICO	Average Open Credit Lines	Average Total Credit Lines	Average Revolving Credit Balance	Average Revolving Line Utilization	Average Inquiries in the Last Six Months	Average Delinquencies in the Last Two Years	Average Months Since Last Delinquency
A1	770	11	27	$14,070	25.75%	0	0	41
A2	751	11	26	14,987	32.02%	1	0	39
A3	740	11	26	16,726	37.25%	1	0	38
A4	730	11	25	16,361	42.45%	1	0	37
A5	722	11	25	17,590	46.47%	1	0	37
B1	713	11	25	15,733	49.38%	1	0	36
B2	707	11	25	16,168	52.57%	1	0	35
B3	701	11	24	15,400	55.17%	1	0	35
B4	698	11	25	15,459	56.42%	1	0	35
B5	695	11	24	14,729	57.72%	1	0	35
C1	693	11	24	15,259	58.42%	1	0	34
C2	692	11	24	15,060	59.80%	1	0	34
C3	691	11	25	15,685	59.88%	1	0	34
C4	688	11	25	15,992	61.64%	1	0	34
C5	687	11	25	16,093	62.27%	1	0	33
D1	684	11	24	15,531	63.32%	1	0	34
D2	684	11	24	15,372	63.50%	1	0	34
D3	684	11	24	15,253	63.73%	1	0	34
D4	684	11	24	15,582	64.71%	1	0	34
D5	684	11	24	16,541	65.24%	1	0	34
E1	683	11	25	16,315	65.74%	1	0	33
E2	683	11	25	16,573	65.53%	1	0	32
E3	681	11	25	17,181	66.83%	1	0	33
E4	681	11	25	17,632	67.25%	1	0	33
E5	680	11	25	17,857	67.45%	1	0	32
F1	679	11	25	17,615	68.25%	1	0	32
F2	679	11	25	17,451	68.16%	1	0	31
F3	678	11	24	16,617	67.93%	1	0	31
F4	677	12	25	17,452	68.87%	2	0	31
F5	677	12	26	18,617	69.51%	2	0	32
G1	676	12	26	18,206	68.58%	2	1	29
G2	675	12	26	20,885	70.61%	2	0	28
G3	675	12	26	19,490	71.79%	2	1	28
G4	673	13	29	23,623	70.09%	2	0	31
G5	671	13	28	30,452	71.08%	3	0	29
Average	700	11	25	$15,868	56.44%	1	0	34

The following table presents additional aggregated information for Standard Program Loans issued from our inception to June 30, 2014, about current and paid off Standard Program Loans, grouped by the loan grade assigned by us.

Loan Grade	Number of Current Loans	Current Loan Outstanding Principal ($)	Number of Loans Fully Paid	Fully Paid ($)	Fully Paid (%) of Originated Issued Loans	Number of All Issued Loans	Total Origination Amount for All Issued Loans
A1	4,802	$42,536,991	1,629	$14,550,625	17.55%	6,941	$82,891,375
A2	5,034	48,112,822	1,989	16,670,225	18.57%	7,510	89,761,975
A3	6,274	66,875,229	2,346	21,706,975	18.23%	9,123	119,070,575
A4	9,383	96,155,788	3,421	35,246,400	19.44%	13,831	181,347,375
A5	10,930	120,918,573	3,449	37,384,000	17.55%	15,545	213,040,800
B1	12,802	125,884,391	2,840	30,490,025	14.44%	16,954	211,144,425
B2	15,427	156,999,071	3,375	38,902,000	14.64%	20,318	265,805,625
B3	18,156	173,109,258	4,368	51,191,475	16.45%	24,570	311,263,425
B4	17,023	174,914,895	3,866	45,401,050	14.95%	23,088	303,777,975
B5	12,931	129,981,257	3,351	38,155,675	16.64%	18,165	229,287,275
C1	14,031	146,408,953	3,126	35,880,750	14.32%	19,212	250,576,350
C2	13,713	153,388,040	3,043	36,012,425	14.10%	18,906	255,467,450
C3	13,410	166,402,489	2,362	28,160,950	11.06%	17,799	254,678,425
C4	12,608	163,835,750	2,250	27,411,500	11.09%	16,730	247,167,750
C5	11,818	159,520,359	2,074	25,593,900	10.70%	15,760	239,100,350
D1	9,644	120,438,635	1,840	22,313,950	11.70%	13,291	190,681,000
D2	8,344	99,360,797	1,803	21,374,200	12.93%	11,922	165,257,475
D3	7,229	87,785,225	1,533	19,495,200	13.40%	10,208	145,526,925
D4	6,737	89,849,685	1,408	18,868,375	12.70%	9,633	148,622,600
D5	5,667	78,369,572	1,204	17,932,100	13.79%	8,067	130,056,650
E1	4,075	61,134,898	801	12,385,175	12.32%	5,874	100,496,800
E2	4,086	62,227,058	821	12,952,150	12.68%	5,879	102,118,875
E3	3,304	52,480,590	666	10,649,350	12.63%	4,735	84,333,850
E4	2,814	44,601,059	584	10,165,450	13.59%	4,110	74,804,150
E5	2,414	38,140,459	498	8,717,825	13.71%	3,501	63,564,950
F1	1,931	30,032,087	386	6,722,725	13.28%	2,797	50,619,500
F2	1,511	25,230,686	325	6,018,200	14.33%	2,188	42,007,525
F3	1,345	21,027,640	269	4,938,650	14.04%	1,950	35,166,325
F4	1,010	17,234,832	198	3,662,300	12.60%	1,499	29,065,450
F5	725	13,283,448	152	3,117,900	13.47%	1,098	23,146,075
G1	502	9,434,457	121	2,493,225	15.15%	783	16,455,125
G2	361	6,582,725	84	1,641,600	14.12%	564	11,622,100
G3	244	4,817,971	69	1,406,600	16.46%	397	8,547,700
G4	145	2,747,442	63	1,221,800	20.53%	279	5,951,000
G5	117	2,418,298	66	953,550	19.55%	248	4,878,200

Total	240,547	$2,792,241,430	56,380	$669,788,300	14.29%	333,475	$4,687,303,425

The following graph presents the dollar weighted average interest rate for Standard Program Loans issued from inception to June 30, 2014, by grade.

The following table presents outstanding Standard Program Loan balances in dollars, delinquent Standard Program Loan balances in dollars, principal amount of Standard Program Loans charged-off during the quarter, delinquency rate and annualized charge-off rate as of June 30, 2014. This information excludes Standard Program Loans that we classified as identity theft. In cases of verified identity theft, we write-off the Standard Program Loan and pay the holder of the related Notes or Certificates an amount equal to the unpaid principal balances due. Dollars presented below in thousands.

Outstandings (1)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	$3,118,617	$2,630,408	$2,189,446	$1,750,365	$1,377,064	$1,058,994	$805,763	$614,889	$464,367	$372,220	$300,982	$242,941
Grade A	409,525	352,276	295,722	230,596	199,205	167,636	130,845	108,620	89,352	74,014	56,698	45,181
Grade B	829,946	741,021	645,779	524,253	416,396	328,331	241,219	184,015	136,785	108,647	86,459	69,078
Grade C	878,362	736,004	595,967	471,686	351,184	253,472	169,706	122,985	89,615	70,357	57,785	47,470
Grade D	548,745	423,880	325,608	249,749	199,912	153,861	127,701	94,518	67,603	53,708	44,555	37,435
Grade E	299,648	239,745	200,315	166,245	130,030	99,329	86,250	65,673	50,562	41,236	34,243	26,804
Grade F	121,781	110,870	102,390	88,311	66,519	46,617	40,439	30,864	23,707	18,277	15,680	12,230
Grade G	30,610	26,612	23,665	19,525	13,818	9,748	9,603	8,214	6,743	5,981	5,562	4,743

Outstandings of Delinquent Loans (2)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	$39,498	$33,644	$32,904	$24,628	$17,262	$14,850	$12,789	$9,587	$7,375	$5,527	$5,850	$5,502
Grade A	1,276	1,290	1,373	1,172	1,037	986	845	646	502	244	356	273
Grade B	6,064	5,981	6,243	4,975	3,485	2,866	2,283	1,852	1,449	1,283	1,110	1,061
Grade C	10,197	7,894	7,994	5,763	3,588	3,026	2,552	1,991	1,300	1,163	1,172	1,204
Grade D	8,752	7,599	7,215	5,393	3,964	3,605	2,870	2,070	1,492	1,163	1,364	1,279
Grade E	7,275	5,938	5,623	4,298	2,681	2,335	2,329	1,613	1,240	1,009	951	849
Grade F	4,778	3,719	3,552	2,502	1,970	1,450	1,461	1,014	1,086	438	582	532
Grade G	1,156	1,223	904	525	537	582	449	401	306	227	315	304

Charge -Off Amount (3)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	$26,610	$25,788	$18,425	$12,500	$10,598	$8,950	$6,117	$4,878	$3,342	$3,366	$2,888	$1,757
Grade A	1,005	1,052	906	849	858	655	516	361	130	226	157	107
Grade B	4,908	5,228	3,692	2,731	2,156	1,833	1,265	932	709	602	551	366
Grade C	6,422	6,639	4,645	2,574	2,122	1,672	1,252	972	868	722	728	500
Grade D	6,007	5,531	4,105	2,724	2,585	1,880	1,283	853	694	653	588	378
Grade E	4,554	4,066	3,113	1,921	1,468	1,608	963	854	632	554	470	289
Grade F	2,718	2,707	1,661	1,261	992	1,029	607	736	220	372	288	64
Grade G	996	565	303	440	417	273	232	170	89	237	106	53

Delinquent Rate (4)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	1.27%	1.28%	1.50%	1.41%	1.25%	1.40%	1.59%	1.56%	1.59%	1.48%	1.94%	2.26%
Grade A	0.31%	0.37%	0.46%	0.51%	0.52%	0.59%	0.65%	0.59%	0.56%	0.33%	0.63%	0.60%
Grade B	0.73%	0.81%	0.97%	0.95%	0.84%	0.87%	0.95%	1.01%	1.06%	1.18%	1.28%	1.54%
Grade C	1.16%	1.07%	1.34%	1.22%	1.02%	1.19%	1.50%	1.62%	1.45%	1.65%	2.03%	2.54%
Grade D	1.59%	1.79%	2.22%	2.16%	1.98%	2.34%	2.25%	2.19%	2.21%	2.17%	3.06%	3.42%
Grade E	2.43%	2.48%	2.81%	2.59%	2.06%	2.35%	2.70%	2.46%	2.45%	2.45%	2.78%	3.17%
Grade F	3.92%	3.35%	3.47%	2.83%	2.96%	3.11%	3.61%	3.29%	4.58%	2.40%	3.71%	4.35%
Grade G	3.78%	4.60%	3.82%	2.69%	3.89%	5.97%	4.67%	4.88%	4.54%	3.79%	5.66%	6.41%

Annualized Charge -Off Rate (5)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	3.41%	3.92%	3.37%	2.86%	3.08%	3.38%	3.04%	3.17%	2.88%	3.62%	3.84%	2.89%
Grade A	0.98%	1.19%	1.23%	1.47%	1.72%	1.56%	1.58%	1.33%	0.58%	1.22%	1.11%	0.95%
Grade B	2.37%	2.82%	2.29%	2.08%	2.07%	2.23%	2.10%	2.03%	2.07%	2.22%	2.55%	2.12%
Grade C	2.92%	3.61%	3.12%	2.18%	2.42%	2.64%	2.95%	3.16%	3.87%	4.11%	5.04%	4.22%
Grade D	4.38%	5.22%	5.04%	4.36%	5.17%	4.89%	4.02%	3.61%	4.11%	4.86%	5.28%	4.04%
Grade E	6.08%	6.78%	6.22%	4.62%	4.52%	6.47%	4.47%	5.20%	5.00%	5.37%	5.49%	4.32%
Grade F	8.93%	9.77%	6.49%	5.71%	5.97%	8.83%	6.00%	9.54%	3.72%	8.14%	7.35%	2.09%
Grade G	13.02%	8.49%	5.13%	9.02%	12.06%	11.21%	9.65%	8.27%	5.26%	15.83%	7.63%	4.44%

1)	Principal balance at quarter-end.
2)	Principal balance as of quarter-end for Standard Program Loans that are “Late 31-120” or in Default status at quarter-end.
3)	Principal balance charged off during the quarter.
4)	Principal balance at quarter-end for Standard Program Loans that are “Late 31-120” or in Default status at quarter-end divided by Principal balance at quarter-end.
5)	Principal balance charged off during the quarter multiplied by four then divided by Principal balance at quarter-end.

The following table presents dollars collected on delinquent Standard Program Loans and recoveries received on charged-off Standard Program Loans (which include collection recoveries on charged-off Standard Program Loans and proceeds from the sale of charged-off Standard Program Loans), in the quarter presented. This information excludes Standard Program Loans that we classified as identity theft. In cases of verified identity theft, we write-off the Standard Program Loan and pay the holder of the related Notes or Certificates an amount equal to the unpaid principal balances due. Dollars presented below in thousands.

Dollars Collected From Delinquent Loans (1)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	$2,448	$2,660	$1,892	$1,207	$943	$1,029	$739	$652	$507	$681	$533	$424
Grade A	129	165	82	81	66	96	66	45	44	40	30	38
Grade B	492	533	392	244	159	237	151	161	128	143	109	78
Grade C	575	588	467	242	228	188	154	105	77	171	149	103
Grade D	539	609	410	291	187	191	156	139	106	137	122	106
Grade E	402	397	227	185	168	137	121	106	77	136	74	58
Grade F	233	256	251	141	71	111	51	62	61	33	27	27
Grade G	78	112	63	23	64	69	40	34	14	21	22	14

Recoveries (2)

	2014-Q2	2014-Q1	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3
Total	$2,566	$1,733	$704	$463	$460	$549	$105	$78	$383	$89	$36	$91
Grade A	81	66	42	30	35	39	9	8	15	3	3	19
Grade B	462	377	126	83	66	120	10	2	76	10	6	5
Grade C	576	375	178	90	101	107	39	27	84	22	10	23
Grade D	533	369	150	104	103	113	11	14	110	15	6	15
Grade E	472	317	117	88	76	88	14	13	54	12	4	3
Grade F	355	199	68	47	59	58	8	2	24	18	4	23
Grade G	87	30	23	21	20	24	14	12	20	9	3	3

1)	Dollars collected during the quarter for Standard Program Loans that are in “Late 31-120” or in Default status.
2)	Total payments received from borrowers of charged-off Standard Program Loans and proceeds from sale of charged-off Standard Program Loans.

Cumulative Charge-off Rate — 36 Month Standard Program Loans

The graph and corresponding tables below show the cumulative net lifetime charge-offs for Standard Program Loans with original terms of 36 months by grade and by annual vintage booked from January 1, 2008 through June 30, 2014, as a percentage of the aggregate principal amount of originations. The charge-offs are tracked by annual vintage, meaning each line represents all 36 month Standard Program Loans originated in that year.

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: All

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.3%	0.1%	0.1%	0.1%	0.1%
6	0.0%	0.9%	0.3%	0.3%	0.3%	0.2%
7	0.1%	1.3%	0.7%	0.5%	0.5%	0.4%
8	0.4%	1.6%	0.9%	0.7%	0.8%	0.6%
9	1.2%	2.2%	1.1%	0.9%	1.2%	0.7%
10	1.7%	2.8%	1.4%	1.1%	1.5%	0.9%
11	2.7%	3.2%	1.8%	1.4%	1.9%	1.1%
12	3.0%	3.6%	2.3%	1.6%	2.3%
13	3.3%	4.0%	2.5%	1.9%	2.7%
14	3.8%	4.5%	3.0%	2.1%	3.1%
15	4.9%	4.8%	3.2%	2.4%	3.5%
16	5.7%	5.3%	3.5%	2.6%	3.9%
17	6.6%	5.5%	3.8%	2.8%	4.2%
18	7.1%	6.0%	4.0%	3.1%	4.5%
19	8.1%	6.2%	4.2%	3.4%	4.8%
20	8.9%	6.4%	4.4%	3.5%	5.0%
21	10.2%	6.8%	4.6%	3.7%	5.2%
22	10.9%	7.0%	4.8%	3.9%	5.3%
23	11.9%	7.3%	5.0%	4.0%
24	12.3%	7.6%	5.1%	4.2%
25	12.6%	7.9%	5.3%	4.3%
26	13.1%	8.1%	5.4%	4.5%
27	13.3%	8.2%	5.5%	4.6%
28	13.6%	8.4%	5.6%	4.8%
29	13.9%	8.5%	5.7%	4.9%
30	14.0%	8.6%	5.8%	4.9%
31	14.1%	8.7%	5.9%	5.0%
32	14.2%	8.8%	5.9%	5.0%
33	14.3%	8.9%	6.0%	5.1%
34	14.5%	8.9%	6.1%	5.1%
35	14.6%	9.0%	6.1%
36	14.7%	9.0%	6.2%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: A

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%
6	0.0%	0.0%	0.0%	0.0%	0.2%	0.1%
7	0.0%	0.0%	0.0%	0.2%	0.4%	0.1%
8	0.1%	0.1%	0.0%	0.3%	0.6%	0.1%
9	0.1%	0.1%	0.1%	0.4%	0.7%	0.2%
10	0.1%	0.2%	0.2%	0.5%	0.8%	0.2%
11	0.1%	0.4%	0.2%	0.6%	1.0%	0.2%
12	0.6%	0.7%	0.4%	0.8%	1.2%
13	0.6%	0.8%	0.5%	0.9%	1.4%
14	0.6%	1.5%	0.6%	1.2%	1.6%
15	0.8%	1.6%	0.6%	1.4%	1.8%
16	1.1%	1.8%	0.8%	1.5%	2.0%
17	1.1%	1.8%	0.9%	1.6%	2.2%
18	1.1%	2.1%	0.9%	1.7%	2.3%
19	1.8%	2.3%	1.0%	1.9%	2.4%
20	2.0%	2.4%	1.2%	2.0%	2.5%
21	2.0%	2.5%	1.3%	2.2%	2.6%
22	2.0%	2.5%	1.3%	2.3%	2.6%
23	2.1%	2.6%	1.4%	2.3%
24	2.3%	2.8%	1.4%	2.4%
25	2.3%	2.8%	1.4%	2.4%
26	2.3%	3.0%	1.5%	2.5%
27	2.6%	3.1%	1.5%	2.6%
28	2.6%	3.3%	1.6%	2.6%
29	2.7%	3.4%	1.6%	2.7%
30	3.3%	3.4%	1.7%	2.8%
31	3.3%	3.5%	1.7%	2.8%
32	3.3%	3.5%	1.8%	2.8%
33	3.3%	3.6%	1.8%	2.8%
34	3.3%	3.6%	1.8%	2.9%
35	3.3%	3.6%	1.8%
36	3.3%	3.6%	1.9%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: B

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.2%	0.1%	0.1%	0.1%	0.0%
6	0.0%	0.8%	0.2%	0.2%	0.2%	0.1%
7	0.0%	1.2%	0.5%	0.4%	0.5%	0.2%
8	0.4%	1.4%	0.7%	0.6%	0.7%	0.3%
9	0.6%	1.6%	0.9%	0.8%	0.9%	0.4%
10	0.7%	2.4%	1.1%	1.1%	1.2%	0.6%
11	1.3%	2.9%	1.3%	1.3%	1.5%	0.7%
12	1.7%	3.0%	1.9%	1.4%	1.9%
13	1.7%	3.4%	2.1%	1.6%	2.2%
14	2.3%	3.8%	2.7%	1.7%	2.6%
15	2.8%	4.2%	2.8%	2.0%	2.9%
16	3.0%	4.5%	3.0%	2.3%	3.3%
17	4.1%	4.8%	3.1%	2.5%	3.6%
18	4.3%	5.5%	3.2%	2.7%	3.9%
19	5.1%	5.5%	3.3%	3.0%	4.1%
20	6.5%	5.7%	3.5%	3.1%	4.4%
21	7.5%	5.8%	3.6%	3.3%	4.5%
22	7.9%	6.0%	3.8%	3.5%	4.7%
23	8.3%	6.3%	3.9%	3.6%
24	8.7%	6.6%	4.1%	3.7%
25	9.1%	6.8%	4.2%	3.9%
26	9.5%	7.0%	4.2%	4.0%
27	9.6%	7.1%	4.3%	4.1%
28	9.7%	7.3%	4.3%	4.3%
29	10.0%	7.3%	4.4%	4.4%
30	10.1%	7.4%	4.5%	4.5%
31	10.2%	7.5%	4.6%	4.6%
32	10.2%	7.6%	4.7%	4.6%
33	10.2%	7.6%	4.7%	4.7%
34	10.3%	7.7%	4.8%	4.7%
35	10.5%	7.7%	4.8%
36	10.6%	7.7%	4.9%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: C

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.2%	0.3%	0.4%	0.1%	0.1%
6	0.2%	1.2%	0.5%	0.8%	0.3%	0.2%
7	0.2%	1.9%	0.7%	0.9%	0.5%	0.4%
8	0.2%	2.3%	1.0%	1.5%	0.9%	0.6%
9	0.9%	3.2%	1.1%	1.8%	1.4%	0.8%
10	1.6%	3.6%	1.4%	1.9%	1.8%	1.0%
11	1.9%	3.9%	2.1%	2.5%	2.2%	1.2%
12	2.2%	4.4%	2.5%	3.4%	2.7%
13	2.4%	4.9%	2.8%	3.8%	3.2%
14	3.5%	5.1%	3.4%	4.1%	3.8%
15	4.1%	5.5%	3.7%	4.5%	4.3%
16	4.8%	5.9%	4.0%	4.8%	4.7%
17	6.1%	6.3%	4.5%	5.3%	5.1%
18	7.4%	6.4%	4.9%	5.5%	5.6%
19	8.0%	6.5%	5.2%	5.7%	5.9%
20	8.5%	6.7%	5.3%	6.0%	6.2%
21	9.9%	7.1%	5.5%	6.2%	6.4%
22	10.8%	7.5%	5.8%	6.6%	6.6%
23	11.7%	7.8%	5.9%	6.8%
24	12.1%	8.0%	6.1%	7.0%
25	12.2%	8.4%	6.3%	7.3%
26	12.8%	8.4%	6.7%	7.4%
27	12.9%	8.6%	6.8%	7.6%
28	13.0%	8.8%	6.9%	7.8%
29	13.5%	9.0%	7.1%	7.8%
30	13.6%	9.1%	7.2%	7.9%
31	13.8%	9.2%	7.3%	8.0%
32	13.8%	9.4%	7.3%	8.1%
33	14.0%	9.4%	7.4%	8.1%
34	14.1%	9.6%	7.5%	8.1%
35	14.1%	9.6%	7.5%
36	14.1%	9.6%	7.5%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: D

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.5%	0.1%	0.2%	0.2%	0.2%
6	0.0%	1.0%	0.5%	0.4%	0.4%	0.6%
7	0.3%	1.3%	1.4%	0.9%	0.8%	1.0%
8	0.6%	1.7%	2.1%	1.1%	1.2%	1.6%
9	2.4%	2.8%	2.6%	1.4%	1.9%	2.0%
10	2.7%	3.6%	3.1%	1.7%	2.5%	2.3%
11	4.2%	4.3%	3.6%	2.1%	3.0%	2.7%
12	4.4%	4.6%	4.3%	2.6%	3.7%
13	5.3%	5.2%	4.5%	3.1%	4.3%
14	5.3%	5.6%	5.1%	3.4%	4.9%
15	7.8%	5.9%	5.3%	3.6%	5.5%
16	8.3%	6.6%	5.7%	3.8%	6.1%
17	9.4%	6.8%	6.3%	4.1%	6.5%
18	9.4%	7.3%	6.5%	4.8%	7.0%
19	10.7%	7.5%	6.6%	5.4%	7.5%
20	11.8%	8.0%	7.1%	5.7%	7.8%
21	13.0%	8.6%	7.6%	5.8%	8.2%
22	14.5%	9.0%	7.8%	6.3%	8.3%
23	16.2%	9.5%	8.2%	6.6%
24	16.8%	9.8%	8.3%	6.8%
25	17.1%	10.1%	8.5%	7.0%
26	17.4%	10.3%	8.6%	7.7%
27	18.1%	10.3%	8.8%	7.8%
28	19.2%	10.5%	8.9%	8.1%
29	19.3%	10.6%	9.1%	8.2%
30	19.3%	10.7%	9.2%	8.3%
31	19.5%	10.8%	9.3%	8.4%
32	19.8%	10.9%	9.3%	8.4%
33	19.9%	11.0%	9.4%	8.5%
34	20.1%	11.0%	9.6%	8.5%
35	20.2%	11.0%	9.7%
36	20.2%	11.0%	9.8%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: E

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.7%	0.2%	0.1%	0.0%	0.5%
6	0.0%	2.0%	0.4%	0.3%	0.5%	1.1%
7	0.0%	2.2%	0.7%	0.8%	0.6%	1.4%
8	0.1%	3.3%	1.0%	0.8%	1.4%	1.9%
9	0.6%	3.9%	1.1%	1.4%	2.1%	2.6%
10	1.1%	4.3%	1.2%	1.8%	2.5%	3.1%
11	3.6%	4.8%	1.8%	1.9%	3.4%	3.5%
12	4.5%	5.9%	2.3%	2.1%	4.2%
13	4.8%	7.0%	3.4%	2.8%	5.4%
14	4.8%	7.5%	4.2%	3.0%	6.1%
15	5.6%	7.7%	5.8%	3.4%	6.9%
16	7.3%	8.8%	6.1%	3.4%	7.1%
17	7.8%	9.6%	6.6%	3.8%	7.4%
18	8.2%	10.4%	7.5%	4.5%	8.2%
19	8.9%	11.2%	8.2%	5.0%	8.5%
20	9.7%	11.2%	8.5%	5.5%	9.0%
21	10.7%	11.4%	8.7%	5.7%	9.2%
22	11.7%	11.7%	8.7%	6.0%	9.5%
23	12.2%	12.1%	8.7%	6.0%
24	12.7%	12.1%	9.1%	6.2%
25	13.0%	12.5%	9.5%	6.6%
26	13.7%	12.9%	9.8%	7.4%
27	13.7%	13.4%	9.8%	7.6%
28	14.0%	13.5%	9.9%	7.6%
29	14.3%	13.7%	10.1%	8.1%
30	14.5%	14.0%	10.2%	8.2%
31	14.5%	14.0%	10.3%	8.2%
32	14.8%	14.0%	10.5%	8.3%
33	15.1%	14.2%	10.6%	8.3%
34	15.4%	14.2%	10.6%	8.3%
35	15.4%	14.2%	11.0%
36	15.5%	14.2%	11.0%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 36 Months Grade: F+G

Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.0%	0.0%	0.0%	0.6%	1.1%
6	0.0%	1.2%	0.4%	1.1%	0.6%	2.8%
7	0.0%	2.7%	3.6%	1.1%	1.0%	3.7%
8	1.6%	3.5%	5.1%	1.1%	2.2%	3.9%
9	2.6%	3.8%	5.8%	1.1%	4.3%	4.9%
10	4.6%	5.1%	6.2%	6.8%	4.3%	5.1%
11	6.0%	6.0%	9.4%	6.8%	4.9%	5.3%
12	6.0%	6.6%	11.7%	6.8%	7.6%
13	6.0%	7.0%	11.7%	6.8%	8.6%
14	7.4%	7.9%	11.7%	10.4%	9.6%
15	9.5%	9.9%	13.4%	10.4%	10.5%
16	11.3%	10.2%	14.6%	10.4%	10.5%
17	11.9%	10.2%	14.6%	10.4%	10.5%
18	12.8%	10.8%	14.6%	10.8%	10.5%
19	15.5%	12.3%	15.4%	11.1%	10.5%
20	16.0%	13.0%	15.4%	11.1%	10.5%
21	19.2%	13.9%	15.4%	11.1%	11.4%
22	19.3%	13.9%	17.3%	14.4%	11.4%
23	21.7%	14.3%	17.7%	14.4%
24	21.7%	15.1%	18.2%	15.4%
25	22.9%	16.5%	19.5%	15.4%
26	23.5%	17.0%	19.7%	16.6%
27	23.9%	18.2%	20.2%	16.6%
28	23.9%	18.4%	20.4%	17.2%
29	24.0%	18.5%	20.4%	17.2%
30	24.0%	18.8%	20.4%	17.8%
31	24.2%	18.8%	20.4%	17.8%
32	24.2%	18.9%	20.7%	17.8%
33	24.2%	19.5%	20.8%	17.8%
34	24.7%	19.5%	20.9%	17.8%
35	25.1%	19.5%	21.1%
36	25.3%	19.5%	21.1%

Cumulative Charge-off Rate — 60 Month Standard Program Loans

The graph and corresponding tables below show the cumulative net lifetime charge-offs for Standard Program Loans with original terms of 60 months by grade and by annual vintage booked from May 1, 2010 through June 30, 2014, as a percentage of the aggregate principal amount of originations. The charge-offs are tracked by annual vintage, meaning each line represents all 60 month Standard Program Loans originated in that year.

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: All

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.2%	0.1%	0.1%
6	0.2%	0.5%	0.4%	0.3%
7	0.4%	0.9%	0.8%	0.5%
8	0.9%	1.4%	1.3%	0.8%
9	1.3%	2.0%	1.9%	1.1%
10	1.6%	2.7%	2.5%	1.4%
11	2.2%	3.4%	3.2%	1.6%
12	2.8%	3.8%	3.7%
13	3.3%	4.6%	4.4%
14	4.1%	5.1%	5.1%
15	4.6%	5.7%	5.9%
16	5.3%	6.3%	6.6%
17	5.7%	6.9%	7.3%
18	6.1%	7.5%	7.9%
19	6.6%	8.0%	8.5%
20	6.9%	8.6%	9.0%
21	7.3%	9.0%	9.4%
22	7.6%	9.4%	9.7%
23	7.9%	9.9%
24	8.3%	10.4%
25	8.7%	10.8%
26	9.2%	11.3%
27	9.6%	11.6%
28	10.1%	12.1%
29	10.4%	12.3%
30	10.6%	12.7%
31	10.9%	12.9%
32	11.1%	13.1%
33	11.4%	13.2%
34	11.5%	13.3%
35	11.7%	13.4%
36	11.9%
37	12.1%
38	12.3%
39	12.4%
40	12.7%
41	12.8%
42	13.0%
43	13.1%
44	13.1%
45	13.2%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: A

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.0%	0.0%	0.0%
6	0.0%	0.0%	0.0%	0.0%
7	0.0%	0.0%	1.1%	0.0%
8	0.3%	0.0%	1.1%	0.2%
9	0.3%	0.0%	1.1%	0.2%
10	0.3%	0.0%	1.1%	0.3%
11	0.6%	0.0%	1.1%	0.5%
12	0.9%	0.0%	1.1%
13	1.3%	0.6%	1.1%
14	1.3%	0.6%	1.1%
15	1.5%	0.6%	1.4%
16	1.5%	0.6%	1.4%
17	1.7%	0.6%	1.4%
18	1.9%	0.6%	1.4%
19	1.9%	0.6%	1.4%
20	1.9%	1.2%	2.0%
21	1.9%	1.7%	2.0%
22	1.9%	1.7%	2.0%
23	2.1%	2.2%
24	2.1%	2.2%
25	2.1%	2.2%
26	2.1%	2.7%
27	2.1%	2.9%
28	2.1%	2.9%
29	2.4%	2.9%
30	2.4%	3.2%
31	2.4%	3.7%
32	2.5%	3.7%
33	2.5%	3.7%
34	2.5%	3.7%
35	2.5%	3.7%
36	2.7%
37	2.7%
38	2.7%
39	2.8%
40	2.9%
41	2.9%
42	2.9%
43	3.5%
44	3.5%
45	3.5%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: B

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.0%	0.1%	0.0%
6	0.0%	0.2%	0.2%	0.1%
7	0.1%	0.4%	0.4%	0.2%
8	0.5%	0.6%	0.6%	0.4%
9	1.0%	1.0%	1.1%	0.6%
10	1.4%	1.4%	1.4%	0.7%
11	1.8%	1.7%	1.8%	0.8%
12	2.4%	1.9%	2.1%
13	2.7%	2.2%	2.4%
14	3.1%	2.5%	2.8%
15	3.4%	2.9%	3.2%
16	3.7%	3.2%	3.4%
17	4.2%	3.7%	3.7%
18	4.7%	3.9%	4.0%
19	5.3%	3.9%	4.2%
20	5.5%	4.2%	4.6%
21	5.7%	4.4%	4.8%
22	6.2%	4.7%	5.0%
23	6.3%	5.3%
24	6.5%	5.6%
25	6.9%	5.8%
26	7.4%	6.4%
27	7.6%	6.6%
28	7.6%	6.8%
29	7.8%	7.0%
30	8.3%	7.3%
31	8.6%	7.5%
32	8.7%	7.6%
33	8.9%	7.7%
34	8.9%	7.8%
35	8.9%	7.8%
36	9.2%
37	9.3%
38	9.5%
39	9.7%
40	9.9%
41	10.0%
42	10.2%
43	10.2%
44	10.3%
45	10.3%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: C

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.3%	0.1%	0.1%
6	0.0%	0.9%	0.3%	0.2%
7	0.2%	1.3%	0.6%	0.3%
8	0.8%	1.6%	1.0%	0.5%
9	1.0%	2.3%	1.4%	0.7%
10	1.3%	3.0%	1.9%	0.9%
11	2.2%	3.4%	2.5%	1.1%
12	2.7%	3.8%	2.8%
13	3.2%	4.3%	3.2%
14	3.8%	4.8%	3.6%
15	4.4%	5.4%	4.3%
16	5.1%	5.7%	4.8%
17	5.4%	6.1%	5.3%
18	5.7%	6.7%	6.0%
19	6.0%	6.8%	6.3%
20	6.2%	7.2%	6.8%
21	6.6%	7.5%	6.9%
22	7.0%	7.9%	7.0%
23	7.2%	8.2%
24	7.4%	8.8%
25	8.0%	9.3%
26	8.5%	9.6%
27	8.9%	10.0%
28	9.2%	10.4%
29	9.5%	10.8%
30	9.7%	11.1%
31	9.8%	11.4%
32	9.9%	11.4%
33	10.0%	11.6%
34	10.1%	11.6%
35	10.4%	11.7%
36	10.7%
37	11.0%
38	11.2%
39	11.3%
40	11.3%
41	11.4%
42	11.5%
43	11.6%
44	11.6%
45	11.6%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: D

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.1%	0.1%	0.0%
6	0.4%	0.4%	0.4%	0.3%
7	0.8%	1.0%	0.9%	0.5%
8	1.4%	1.6%	1.6%	0.7%
9	1.9%	2.3%	2.3%	1.0%
10	2.5%	3.2%	3.0%	1.2%
11	3.0%	4.2%	3.7%	1.3%
12	3.6%	4.6%	4.2%
13	4.5%	5.3%	5.2%
14	5.1%	5.9%	5.9%
15	5.6%	6.5%	6.6%
16	6.6%	7.3%	7.6%
17	7.1%	8.1%	8.5%
18	7.3%	8.8%	9.2%
19	7.6%	9.7%	9.8%
20	7.9%	10.2%	10.5%
21	8.4%	10.6%	10.7%
22	8.6%	11.0%	11.0%
23	8.8%	11.5%
24	9.5%	11.9%
25	9.5%	12.5%
26	10.0%	13.0%
27	10.3%	13.2%
28	11.0%	13.7%
29	11.2%	14.0%
30	11.4%	14.5%
31	11.7%	14.7%
32	12.0%	15.0%
33	12.2%	15.1%
34	12.4%	15.3%
35	12.4%	15.3%
36	12.5%
37	12.7%
38	12.8%
39	12.8%
40	13.0%
41	13.0%
42	13.3%
43	13.4%
44	13.4%
45	13.6%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: E

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.6%	0.1%	0.1%
6	0.0%	0.7%	0.3%	0.4%
7	0.7%	1.3%	0.6%	0.6%
8	1.4%	1.7%	1.3%	1.0%
9	1.4%	2.6%	2.0%	1.5%
10	1.4%	3.1%	2.5%	1.9%
11	2.1%	3.9%	3.0%	2.1%
12	3.0%	4.5%	3.7%
13	3.7%	5.4%	4.6%
14	5.1%	5.6%	5.4%
15	5.8%	6.6%	6.4%
16	7.1%	7.3%	7.2%
17	7.4%	8.0%	8.0%
18	7.9%	8.8%	8.7%
19	8.5%	9.5%	9.6%
20	8.9%	10.3%	10.2%
21	9.5%	10.7%	10.7%
22	9.6%	11.2%	11.1%
23	10.2%	11.8%
24	11.0%	12.4%
25	11.6%	12.9%
26	12.1%	13.3%
27	12.8%	13.7%
28	13.5%	14.3%
29	13.9%	14.5%
30	14.1%	14.7%
31	14.3%	15.1%
32	14.5%	15.1%
33	14.8%	15.3%
34	15.0%	15.5%
35	15.5%	15.6%
36	15.6%
37	15.7%
38	16.2%
39	16.2%
40	16.6%
41	16.9%
42	17.2%
43	17.4%
44	17.4%
45	17.4%

Net Cumulative Lifetime Charge-off Rates by Booking Year

All Standard Program Loans - Term: 60 Months Grade: F+G

Mo #	Y2010	Y2011	Y2012	Y2013	Y2014
1	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.1%	0.0%
5	0.1%	0.2%	0.4%	0.2%
6	0.8%	0.2%	0.7%	0.5%
7	0.8%	0.7%	1.4%	1.1%
8	0.8%	1.5%	2.1%	1.8%
9	1.6%	2.3%	2.8%	2.5%
10	2.4%	3.4%	3.9%	3.2%
11	2.4%	4.7%	4.8%	3.7%
12	3.0%	5.5%	5.4%
13	3.4%	7.1%	6.6%
14	5.1%	8.1%	7.7%
15	6.0%	8.9%	8.9%
16	6.4%	9.7%	9.9%
17	6.5%	10.7%	10.6%
18	7.2%	12.0%	11.2%
19	7.8%	12.9%	11.9%
20	8.7%	13.7%	12.5%
21	9.4%	14.9%	13.2%
22	10.0%	15.4%	13.7%
23	10.7%	15.7%
24	10.8%	16.6%
25	11.5%	16.7%
26	11.9%	17.5%
27	12.8%	18.2%
28	13.9%	18.7%
29	14.4%	19.0%
30	14.9%	19.3%
31	15.2%	19.5%
32	15.9%	19.7%
33	16.6%	19.9%
34	16.9%	20.1%
35	17.0%	20.3%
36	17.3%
37	17.7%
38	18.1%
39	18.4%
40	18.9%
41	18.9%
42	19.2%
43	19.3%
44	19.5%
45	19.6%

LEGAL MATTERS

Certain legal matters relating to the offering have been passed upon by Fenwick & West LLP. Certain investment funds affiliated with the firm collectively own less than 1% of our shares of preferred stock.

EXPERTS

The consolidated financial statements of LendingClub Corporation as of and for the year ended December 31, 2013 incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report, which is incorporated by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their expertise in accounting and auditing.

Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the nine months ended December 31, 2012 and the year ended March 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Grant Thornton LLP’s reports, given on their authority as experts in accounting and auditing.

Auerr, Zajac & Associates, independent auditors, has audited the financial statements of Springstone Financial, LLC for the years ended December 31, 2013 and December 31, 2012, included in our Current Report on Form 8-K filed on April 17, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Springstone Financial, LLC are incorporated by reference in reliance on Auerr, Zajac & Associates’s report, given on their authority as experts in accounting and auditing.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations	F-2

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	F-5

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

On April 17, 2014 (Closing Date), LendingClub Corporation (Lending Club or Company) entered into an Interest Purchase Agreement (Purchase Agreement) with Springstone Financial, LLC, a Delaware limited liability company (Springstone), Premier Payment Solutions, Inc., a Massachusetts corporation (PPS), NBT Capital Corp., a New York corporation (together with PPS, the Sellers), and James P. Donovan, as the Sellers’ representative thereunder, pursuant to which Lending Club acquired all of the outstanding limited liability company interests of Springstone from the Sellers in a simultaneous signing and closing.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and for the six months ended June 30, 2013 give effect to the acquisition as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined statements of operations are derived from the audited historical statements of operations of LendingClub and Springstone for the year ended December 31, 2013 and the six months ended June 30, 2014.

The purchase was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price, as described in Note 3 to the unaudited pro forma condensed statements of operations, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the acquisition date. The areas of the purchase price allocation that are not yet finalized relate to the determination of certain contingent liabilities and a revenue refund liability, deferred tax asset or liability and the net working capital balance as of the acquisition date.

The unaudited pro forma condensed combined statements of operations are not intended to represent or be indicative of the consolidated results of operations of LendingClub that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations of the combined entity.

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except for share and per share data)

	Historical
	LendingClub Corporation	Springstone Financial, LLC	Pro Forma Adjustments	Notes (See Note 5)	Pro Forma Combined
Operating Revenue:
Transaction fees	$85,854	$17,316	—		$103,170
Servicing fees	3,513	—	—		3,513
Management fees	3,083	—	—		3,083
Other revenue	5,525	—	—		5,525

Total Operating Revenue	97,975	17,316	—		115,291

Net Interest Income (Expense):
Total interest income	187,507	3	—		187,510
Total interest expense	(187,447)	—	$(1,749)	a)	(189,196)

Net Interest Income (Expense)	60	3	(1,749)		(1,686)

Fair valuation adjustments, loans	(57,629)	—	—		(57,629)
Fair valuation adjustments, notes and certificates	57,596	—	—		57,596

Net Interest Income (Expense) after Fair Value Adjustments	27	3	(1,749)		(1,719)

Total Net Revenue	98,002	17,319	(1,749)		113,572

Operating Expenses:
Sales and marketing	39,037	3,484	—		42,521
Origination and servicing	17,217	2,331	—		19,548
General and administrative	34,440	2,877	15,335	d)	58,202
	—	—	5,550	e)

Total Operating Expenses	90,694	8,692	20,885		120,271

Income (Loss) before Provision for Income Taxes	7,308	8,627	(22,634)		(6,699)
Provision for income taxes	—	—	2,021	f)	2,021

Net Income (Loss)	$7,308	$8,627	$(24,655)		$(8,720)

Net Income (Loss) per share:
Basic net loss per share attributable to common shareholders	$0.01				$(0.34)
Diluted net loss per share attributable to common shareholders	$0.01				$(0.34)
Weighted-average shares of common stock used in computing net loss per share:
Basic	25,778,568				25,778,568

Diluted	40,713,488				25,778,568

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2014

(In thousands, except for share and per share data)

	Historical
	LendingClub Corporation (1)	Springstone Financial, LLC (2)	Pro Forma Adjustments	Notes (See Note 5)	Pro Forma Combined
Operating Revenue:
Transaction fees	$81,213	$5,895	—		$87,108
Servicing fees	3,248	—	—		3,248
Management fees	2,555	—	—		2,555
Other revenue	307	—	—		307

Total Operating Revenue	87,323	5,895	—		93,218

Net Interest Income (Expense):
Total interest income	158,260	1	—		158,261
Total interest expense	(158,594)	—	$(453)	a)	(159,047)

Net Interest Income (Expense)	(334)	1	(453)		(786)

Fair valuation adjustments, loans	(51,154)	(152)	—		(51,306)
Fair valuation adjustments, notes and certificates	51,108	—	—		51,108

Net Interest Income (Expense) after Fair Value Adjustments	(380)	(151)	(453)		(984)

Total Net Revenue	86,943	5,744	(453)		92,234

Operating Expenses:
Sales and marketing	39,807	1,027	(358)	c)	40,476
Origination and servicing	15,968	735	(384)	c)	16,319
General and administrative	47,014	1,168	(2,281)	b)	49,606
			(3,168)	c)
			4,286	d)
	—	—	2,587	e)

Total Operating Expenses	102,789	2,930	682		106,401

Income (Loss) before Provision for Income Taxes	(15,846)	2,814	(1,135)		(14,167)
Provision for income taxes	640	—	370	f)	1,010

Net Income (Loss)	$(16,486)	$2,814	$(1,505)		$(15,177)

Net Income (Loss) per share:
Basic net loss per share attributable to common shareholders	$(0.58)				$(0.53)
Diluted net loss per share attributable to common shareholders	$(0.58)				$(0.53)
Weighted-average shares of common stock used in computing net loss per share:
Basic	28,451,564				28,451,564

Diluted	28,451,564				28,451,564

(1)	Includes the results of operations of Springstone Financial, LLC for the period from April 18, 2014 to June 30, 2014.
(2)	Includes the results of operations of Springstone Financial, LLC for the period from January 1, 2014 through April 17, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Note 1 – Description of Transactions

Springstone Acquisition

On April 17, 2014 (Closing Date), LendingClub Corporation (Lending Club or Company) entered into an Interest Purchase Agreement (Purchase Agreement) with Springstone Financial, LLC, a Delaware limited liability company (Springstone), Premier Payment Solutions, Inc., a Massachusetts corporation (PPS), NBT Capital Corp., a New York corporation (together with PPS, Sellers), and James P. Donovan, as the Sellers’ representative thereunder, pursuant to which Lending Club acquired all of the outstanding limited liability company interests of Springstone from the Sellers in a simultaneous signing and closing. We refer to the purchase by Lending Club and the sale by the Sellers pursuant to the Purchase Agreement as the “Acquisition.” As a result of the closing of the Acquisition, Springstone became a wholly owned subsidiary of Lending Club.

Under the terms of the purchase agreement, the sellers received consideration of $113.2 million cash and 1,221,965 shares of our Series F convertible preferred stock with an aggregate value of $24.9 million. In connection with the acquisition, we also paid $1.9 million for transaction costs incurred by Springstone, which was factored in at arriving at the amount of the total consideration. Of the total consideration, $22.8 million in cash and 1,086,191 shares of our Series F convertible preferred stock were placed in third-party escrow funds. Distributions from a portion of such escrow funds will be made over a three-year period, with respect to approximately $3.2 million in cash and 1,086,191 shares of Series F convertible preferred stock, subject to certain vesting and forfeiture conditions applicable to certain key employees over a three-year period from the closing. The remaining cash and a portion of the 1,086,191 shares placed in the escrow funds will also be available for 15 months to secure, in part, the indemnification obligations of the sellers under the purchase agreement. The aggregate amount in escrow that is subject to vesting and forfeiture conditions will be accounted for as a compensation arrangement and expensed over the three-year vesting period. For accounting purposes, the purchase price was $111.9 million, which comprised $109.1 million cash and shares of our Series F convertible preferred stock with an aggregate value of $2.8 million. The cash portion of the consideration was funded by a combination of cash from Lending Club and proceeds of the Debt Financing and Preferred Stock Financing (each as described below). Both the Debt Financing and the Preferred Stock Financing closed just prior to the Acquisition.

The Purchase Agreement contains representations, warranties and covenants of the Company, Springstone and the Sellers. The Purchase Agreement also contains customary indemnification provisions whereby the Sellers will indemnify Lending Club and affiliated parties for certain losses arising out of any inaccuracy in the representations and warranties, or breaches of the covenants, of Springstone or the Sellers under the Purchase Agreement and certain other matters.

The Debt Financing

In connection with the Acquisition, on April 16, 2014, Lending Club entered into a Credit and Guaranty Agreement (Credit Agreement) with joint lead arrangers and joint bookrunners led by Morgan Stanley Senior Funding, Inc., along with Credit Suisse Securities (USA) LLC, Silicon Valley Bank, Citicorp North America Inc., and JPMorgan Chase Bank, N.A. (Lenders), under which the Lenders agreed to make a $50.0 million term loan to Lending Club (Term Loan).

Also in connection with the Credit Agreement, on April 16, 2014, Lending Club entered into a Pledge and Security Agreement with Morgan Stanley Senior Funding, Inc. as Collateral Agent (Pledge and Security Agreement).

The Term Loan is to be drawn in a single borrowing to finance the Acquisition and pay related fees and expenses, including fees and expenses related to the Credit Agreement. The Company may request that the Lenders establish new term loan facilities, provided that the aggregate principal amount of all new term loan facilities do not exceed $75.0 million. No additional amounts are available for borrowing. We refer to the borrowing by Lending Club and the lending by the Lenders pursuant to the Credit Agreement as the “Debt Financing.”

The Term Loan matures three years after the Closing Date, or April 16, 2017 and amortizes at the rate of $312,500 per quarter, with the remaining principal amount payable at maturity. The Term Loan can be prepaid at any time at the Company’s option without premium or penalty, subject to a minimum prepayment of $1.0 million. If a Eurodollar Rate loan is selected (as defined below), customary breakage costs are payable in the case of any prepayment on a date other than the last day of an interest period. The Term Loan is required to be prepaid in certain circumstances, including upon sales of assets other than loans and upon the issuance of debt or redeemable capital stock.

Borrowings under the Credit Agreement bear interest, which at the option of the Company may be either (a) a floating base rate tied to an underlying index plus an additional 1.25% per annum (Base Rate Loan) or (b) a Eurodollar rate (for an interest period of one, two, three or six months) plus an additional 2.25% per annum (Eurodollar Rate Loan).

The Preferred Stock Financing

In connection with the Acquisition, on April 16, 2014, Lending Club sold an aggregate of 3,195,278 shares of its Series F Preferred Stock, par value $0.01 per share (Financing Shares) to certain new investors for an aggregate gross proceeds to Lending Club of approximately $65.0 million, pursuant to a Series F Preferred Stock Purchase Agreement dated April 16, 2014 (Preferred Stock Purchase Agreement). Lending Club sold the Financing Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended; all investors in the Preferred Stock Financing were “accredited investors” (as defined under Rule 501 of Regulation D) and Lending Club made no general solicitation for the sale of the Financing Shares. The Financing Shares are convertible into shares of Lending Club common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the Lending Club Restated Certificate of Incorporation. We refer to the sale by Lending Club and the purchase by the investors of the Financing Shares pursuant to the Preferred Stock Purchase Agreement as the “Preferred Stock Financing.”

Note 2 – Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. We have completed the allocation of the purchase price to acquired assets and liabilities with the exception of finalizing the determination of certain contingent liabilities and the finalization of a revenue refund liability, and deferred tax asset or liability and the net working capital balance as of the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the transactions.

Note 3 – Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to Springstone’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of April 17, 2014, the acquisition date.

We have completed the allocation of the purchase price to acquired assets and liabilities with the exception of finalizing the determination of certain contingent liabilities and the finalization of a revenue refund liability, and deferred tax asset or liability and the net working capital balance as of the acquisition date. The preliminary purchase price allocation is as follows (in thousands):

Fair Value
Assets:
Cash	$2,256
Restricted cash	1,581
Property, equipment and software	367
Other assets	512
Identified intangible assets	40,200
Goodwill	72,679
Liabilities:
Accounts payable	239
Accrued expenses and other liabilities	5,449

Total purchase consideration	$111,907

Note 4 – Acquired Intangible Assets

The identified intangible assets include customer relationship, technology and brand name intangible assets with estimated fair values of $39.5 million, $0.4 million and $0.3 million, respectively. The customer relationship intangible asset is being amortized on an accelerated basis over a 14 year period. The brand name and technology intangible assets are being amortized on a straight line basis over 2 and 3 year periods, respectively.

Note 5 – Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma condensed combined statements of operations assume that the Acquisition occurred on January 1, 2013. The specific pro forma adjustments include in the unaudited pro forma condensed combined statements of operations are as follows:

a)	Represents the estimated interest expense based on the weighted average interest rate of 2.75% on the $50 million ($49.8 million net of discount) Term Loan entered into in connection with the acquisition and quarterly principal payments of $0.3 million made on regular basis. Additionally, this amount includes the amortization of debt issuance costs related to the Term Loan.

b)	Includes $2.3 million of acquisition of acquisition-related expenses which were incurred during the first six months of 2014. As these are non-recurring charges directly related to the Acquisition, we excluded these charges for the six months ended June 30, 2014.

c)	Includes $3.9 million of compensation expenses which were incurred during the first six months of 2014. As these are non-recurring charges directly related to the Acquisition, we excluded these charges for the six months ended June 30, 2014.

d)	Includes the amortization of stock based compensation in the amount of $22.1 million and $3.5 million in a cash compensation arrangement for the year ended December 31, 2013 and six month period ended June 30, 2014, respectively. This compensation is subject to forfeiture and vesting conditions of key continuing employees over a three year service performance period on a graded vesting basis.

e)	Represents the amortization of intangible assets acquired. The estimated fair value of the customer relationship intangible assets of $39.5 million has a useful life of 14 years and will be amortized on an accelerated basis. The estimated fair value of the technology and brand name intangible assets totaling $0.7 million have a useful life of 2 to 3 years and will be amortized on straight-line basis. The annual amortization expense for the customer relationship intangible assets for the five years following the acquisition date will be approximately $5.3 million, $4.9 million, $4.5 million, $4.1 million and $3.8 million, respectively.

f)	Represents the tax expense related to the recognition of a deferred tax liability created from to the tax amortization of the goodwill from the Acquisition. This goodwill is deductible for tax purposes but not amortized for book purposes.

Note 6 – Pro Forma Net Loss Per Common Share

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of LendingClub’s common stock outstanding during the period. No shares of common stock were issued as consideration in the acquisition. The diluted weighted average number of common shares does not include outstanding stock options or the assumed conversion of preferred stock as their inclusion would be anti-dilutive.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by LendingClub Corporation. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$	*
Accountants’ fees and expenses	$	**
Legal fees and expenses	$	**
Blue Sky fees and expenses	$	**
Miscellaneous	$	**

Total Expenses	$	**

*	Excluded because the SEC registration fee is being deferred pursuant to Rule 456.
**	The amount of securities and number of offerings are indeterminable and the expenses cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of securities being offered will be included in any applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of Lending Club for monetary damages shall be eliminated to the fullest extent under applicable law.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 204 of the California General Corporation Law, to the extent it is applicable to Lending Club, permits a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, except that a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) for contracts or transactions between the director and the corporation or (vii) for approving a distribution, loan or guaranty in violation of California corporate law.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 317 of the California General Corporations Law likewise generally authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain similar exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our amended and restated certificate of incorporation provides that we are authorized to provide indemnification of directors, officers, employees or other agents of Lending Club, or persons who are or were serving at the request of Lending Club as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, for breach of duty to Lending Club and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject, at any time Lending Club is subject to the California General Corporation Law, to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law described above.

Our amended and restated bylaws provide that (i) Lending Club is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) Lending Club may, in its discretion, indemnify other employees or agents to the extent permitted by applicable law, (iii) Lending Club is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified, (iv) the rights conferred in Lending Club’s bylaws are not exclusive and (v) Lending Club may not retroactively amend the bylaws provisions relating to indemnity.

We have entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such persons for all direct costs of any type or nature, including attorneys’ fees, actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (1) any proceeding to which such person may be made a party by reason of (i) such person’s service as a director or officer of Lending Club, (ii) any action taken by such person while acting as director, officer, employee or agent of Lending Club, or (iii) such person’s actions while serving at the request of Lending Club as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, Lending Club is not obligated to provide indemnification: (1) on account of any proceeding with respect to (i) remuneration paid to such person in violation of law, (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of Lending Club against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without Lending Club’s written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

        6. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 22nd day of August 2014.

LendingClub Corporation

By:	/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Renaud Laplanche and Carrie Dolan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Renaud Laplanche Renaud Laplanche	Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2014

/s/ Carrie Dolan Carrie Dolan	Chief Financial Officer (Principal Financial & Accounting Officer)	August 22, 2014

/s/ Jeffrey M. Crowe Jeffrey M. Crowe	Director	August 22, 2014

/s/ Daniel Ciporin Daniel Ciporin	Director	August 22, 2014

/s/ Rebecca Lynn Rebecca Lynn	Director	August 22, 2014

/s/ John J. Mack John J. Mack	Director	August 22, 2014

/s/ Mary Meeker Mary Meeker	Director	August 22, 2014

/s/ John Morris John (Hans) Morris	Director	August 22, 2014

/s/ Lawrence H. Summers Lawrence H. Summers	Director	August 22, 2014

Exhibit Index

Exhibit Number	Description

2.1	Interest Purchase Agreement dated as of April 17, 2014 (incorporated by reference to Exhibit 2.1 of the Company’s 8-K, filed April 17, 2014)

4.1	Certificate of Incorporation of LendingClub Corporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s 8-K, filed April 17, 2014)

4.2	Amended and Restated Bylaws of LendingClub Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K, filed June 17, 2009)

4.3	Form of three-year Member Payment Dependent Note (included as Exhibit A in Exhibit 4.5) (incorporated by reference to Exhibit 4.3 of the Company’s Post-Effective Amendment No. 5, Registration No. 333-151827, filed May 5, 2010)

4.4	Form of Indenture between LendingClub Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Amendment #3 to Form S-1, Registration No. 333-151827, filed October 9, 2008)

4.5	First Supplemental Indenture, dated July 10, 2009, between LendingClub Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.3 of the Company’s Post-Effective Amendment No. 3, Registration No. 333-151827, filed July 23, 2009)

4.6	Form of Investor Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement No. 333-177230, filed October 7, 2010)

4.7	Second Supplemental Indenture, dated May 5, 2010, between LendingClub Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.5 of the Company’s Post-Effective Amendment No. 5, Registration No. 333-151827, filed May 5, 2010)

4.8	Form of five-year Member Payment Dependent Note (included as Exhibit B in Exhibit 4.5) (incorporated by reference to Exhibit 4.5 of the Company’s Post-Effective Amendment No. 5, Registration No. 333-151827, filed May 5, 2010)

4.9	Amended and Restated Investor Rights Agreement, dated as of April 16, 2014 (incorporated by reference to Exhibit 4.1 of the Company’s 8-K, filed April 17, 2014)

4.10	Amended and Restated Voting Agreement, dated as of April 16, 2014 (incorporated by reference to Exhibit 4.2 of the Company’s 8-K, filed April 17, 2014)

4.11	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 16, 2014 (incorporated by reference to Exhibit 4.3 of the Company’s 8-K, filed April 17, 2014)

5.1	Opinion of Fenwick & West LLP

8.1	Tax Opinion of Fenwick & West LLP

Exhibit Number	Description

23.1	Consent of Deloitte & Touche, LLP

23.2	Consent of Grant Thornton, LLP

23.3	Consent of Auerr, Zajac & Associates

23.4	Consent of Fenwick & West, LLP (incorporated by reference from Exhibit 5.1 and Exhibit 8.1)

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture Note